Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

AT $5.00 PER SHARE

AND

ALL OUTSTANDING SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK

AT $20.00 PER SHARE

OF

CLARIENT, INC.

BY

CRANE MERGER SUB, INC.

AN INDIRECT WHOLLY OWNED SUBSIDIARY

OF

GENERAL ELECTRIC COMPANY

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 6, 2010, UNLESS THE OFFER IS EXTENDED.

Crane Merger Sub, Inc., a Delaware corporation (the “Purchaser”) and indirect, wholly owned subsidiary of General Electric Company, a New York corporation (“Parent”), is offering to purchase (the “Offer”) (i) all outstanding shares of common stock of Clarient, Inc., a Delaware corporation (the “Company”), par value $0.01 per share (the “Common Shares”), at a price of $5.00 per Common Share in cash and (ii) all outstanding shares of Series A Convertible Preferred Stock of the Company, par value $0.01 per share (the “Preferred Shares” and together with the Common Shares, the “Shares”), at a price of $20.00 per Preferred Share in cash, in each case without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (as defined below). The Offer is being made pursuant to an Agreement and Plan of Merger dated as of October 22, 2010 (the “Merger Agreement”), by and among Parent, the Purchaser and the Company. The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition (as defined below) and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The “Minimum Condition” requires that there be validly tendered in the Offer and not validly withdrawn prior to the expiration of the Offer (as it may be extended as described below) that number of Shares which, together with the number of Shares (if any) then owned of record by Parent or the Purchaser or with respect to which Parent or the Purchaser otherwise has, directly or indirectly, sole voting power, represents at least a majority of the Common Shares then outstanding on a fully diluted basis (which means, as of any time, the number of Common Shares outstanding, plus the maximum number of Common Shares that may be issued (i) upon the conversion or exercise of all outstanding options, warrants, convertible or exchangeable securities (including the Preferred Shares) and similar rights or (ii) pursuant to contractual earnout or milestone provisions, other than potential dilution attributable to the unexercised portion of the Top-Up Option (as defined below)). The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer.”

The Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Offer and the merger of the Purchaser with and into the Company with the Company surviving as an indirect, wholly owned subsidiary of Parent (the “Merger”) are in the best interests of the Company and its stockholders; (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; (iii) declared that the Merger Agreement is advisable; and (iv) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer and, if required, adopt the Merger Agreement and approve the Merger and the transactions contemplated thereby (the “Company Board Recommendation”).

IMPORTANT

Any stockholder of the Company wishing to tender Shares in the Offer must (i) complete and sign the letter of transmittal (or a manually signed facsimile thereof) that accompanies this Offer to Purchase (the “Letter of Transmittal”) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below) together with certificates representing the Shares tendered, (ii) follow the procedure for book-entry transfer described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” or (iii) request such stockholder’s broker, dealer, bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, bank, trust company or other nominee must contact such institution if such stockholder wishes to tender its Shares.

Any stockholder of the Company who wishes to tender Shares in the Offer and cannot deliver certificates representing such Shares and all other required documents to the Depositary prior to the Expiration Time or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Questions and requests for assistance may be directed to the Information Agent (as defined below) or the Dealer Manager (as defined below) at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery (as defined below) and other related materials may be obtained from the Information Agent. Stockholders may also contact their broker, dealer, bank, trust company or other nominee for copies of these documents.

The Dealer Manager for the Offer is:

November 5, 2010

SUMMARY TERM SHEET

Crane Merger Sub, Inc., an indirect, wholly owned subsidiary of General Electric Company, is offering to purchase (i) all outstanding Common Shares at a price of $5.00 per Common Share in cash and (ii) all outstanding Preferred Shares at a price of $20.00 per Preferred Share in cash, in each case without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The following are answers to some of the questions you, as a stockholder of the Company, may have about the Offer. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred you because this summary may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

We are Crane Merger Sub, Inc., a Delaware corporation formed for the purpose of making this Offer and engaging in the Merger. We are an indirect, wholly owned subsidiary of General Electric Company, a New York corporation. See the “Introduction” to this Offer to Purchase and Section 8 — “Certain Information Concerning the Purchaser and Parent.”

What are the classes and amounts of securities sought in the Offer?

We are offering to purchase all of the outstanding Common Shares and all of the outstanding Preferred Shares. See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $5.00 per Common Share in cash and $20.00 per Preferred Share in cash, in each case without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, bank, trust company or other nominee, and such institution tenders your Shares on your behalf, it may charge you a fee for doing so. You should consult your broker, dealer, bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. Parent will contribute to us cash from its available cash on hand in an amount sufficient to purchase all Shares validly tendered in the Offer and not validly withdrawn and to fund our Merger with the Company, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. The Offer is not subject to a financing condition. See Section 9 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•

in light of the financial capacity of Parent in relation to the amount of consideration payable in the Offer, we will have sufficient funds immediately available to purchase all Shares validly tendered in the Offer and not validly withdrawn;

•	the Offer is not subject to a financing condition; and

•	if we complete the Offer, we expect to acquire any remaining Shares not purchased in the Offer for the same cash price in the Merger.

See Section 9 — “Source and Amount of Funds.”

How long do I have to decide whether to tender my Shares in the Offer?

Unless we extend the Offer, you will have until 12:00 midnight, New York City time, on Monday, December 6, 2010, to tender your Shares in the Offer. If you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described in Section 3 of this Offer to Purchase prior to that time. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and, if so, under what circumstances?

Yes. We have agreed in the Merger Agreement that:

•

We may, without the Company’s consent, extend the Offer on one or more occasions for any period of up to 10 business days per extension if, at any then-scheduled expiration of the Offer, any of the Offer Conditions (as defined below) is not satisfied or waived by Parent or the Purchaser. See Section 15 — “Certain Conditions of the Offer.”

•

Except as described in Section 1 — “Terms of the Offer”, if requested by the Company at any scheduled expiration date, we must extend the Offer for a period of up to 10 business days per extension if, at any such scheduled expiration of the Offer, any of the Offer Conditions is not satisfied or waived by Parent or the Purchaser.

•

We must extend the Offer (i) for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the U.S. Securities and Exchange Commission (the “SEC”) or its staff or (ii) following Parent’s receipt of written notice from the Company within the three business day period immediately preceding (and including) any scheduled expiration date advising Parent that the Company Board intends to make a Change of Board Recommendation (as defined below) or terminate the Merger Agreement pursuant to Section 5.4(d) thereof, until (and including) the third business day following the date of such receipt.

•

We will not, however, be required to extend the Offer (i) beyond April 22, 2011 (the “Outside Date”), (ii) under certain circumstances in which the Company is in breach of the Merger Agreement and such breach is not reasonably capable of being cured by the Company within 45 days or (iii) under certain circumstances after the Company delivers or is required under the Merger Agreement to deliver to Parent a notice with respect to an Acquisition Proposal (as defined below) that has been received by the Company. (See Section 15 — “Certain Conditions of the Offer.”)

See Section 1 — “Terms of the Offer” of this Offer to Purchase for more details on our obligation and rights to extend the Offer.

Will you provide a subsequent offering period?

The Merger Agreement provides that we may, without the Company’s consent, and we must, if requested by the Company, provide a Subsequent Offering Period (as defined below and described in Section 1 — “Terms of the Offer”) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934 (the “Exchange Act”) following our acceptance of Shares in the Offer if necessary for us to obtain at least ninety percent (90%) of the outstanding Common Shares and ninety percent (90%) of the outstanding Preferred Shares (collectively, the “Short-Form Threshold”) without regard to the exercise of the Top-Up Option (as defined below). The Short-Form Threshold represents the number of Common Shares and Preferred Shares required to consummate the Merger through a “short-form” merger pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”).

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform BNY Mellon Shareowner Services, the Depositary for the Offer (the “Depositary”), of the extension, and we will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 — “Terms of the Offer.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things,

•	satisfaction of the Minimum Condition, and

•	the expiration or termination of any applicable waiting period under the HSR Act.

The “Minimum Condition” requires that there be validly tendered in the Offer and not validly withdrawn prior to the expiration of the Offer (as it may be extended as described below) that number of Shares which, together with the number of Shares (if any) then owned of record by Parent or the Purchaser or with respect to which Parent or the Purchaser otherwise has, directly or indirectly, sole voting power, represents at least a majority of the Common Shares then outstanding on a fully diluted basis (which means, as of any time, the number of Common Shares outstanding, plus the maximum number of Common Shares that may be issued (i) upon the conversion or exercise of all outstanding options, warrants, convertible or exchangeable securities (including the Preferred Shares) and similar rights or (ii) pursuant to contractual earnout or milestone provisions, other than potential dilution attributable to the unexercised portion of the Top-Up Option). Pursuant to the Tender and Support Agreements (as defined below), certain stockholders of the Company have agreed to tender in the Offer a total number of Common Shares and Preferred Shares representing approximately 47% of the currently outstanding Common Shares on a fully diluted basis (See Section 11 — “The Transaction Agreements”).

The Offer is also subject to other conditions. We cannot waive the Minimum Condition. However, we can waive any other conditions in our sole and absolute discretion without the Company’s consent, subject to applicable rules and regulations of the SEC. See Section 15 — “Certain Conditions of the Offer.”

Have any stockholders agreed to tender their Shares in the Offer?

Safeguard Delaware, Inc. (“Safeguard”) and Oak Investment Partners XII, Limited Partners (“Oak”) have agreed to tender all of their Shares pursuant to the Tender and Support Agreements (as defined herein). Safeguard held Shares representing approximately 28% of the outstanding Common Shares on a fully diluted basis as of November 2, 2010, 729,167 Shares of which are beneficially owned by Safeguard through warrants that are exercisable prior to the scheduled expiration date of the Offer. Safeguard is not obligated to exercise its warrants, but it has agreed to tender any Shares issuable upon such exercise in the event it chooses to do so. See Section 11 — “The Transaction Agreements.” Oak held 100% of the outstanding Preferred Shares as of November 2, 2010, which are convertible into approximately 19% of the outstanding Common Shares on a fully diluted basis as of such date.

How do I tender my Shares?

If you hold your Shares in your own name, you may complete and sign a Letter of Transmittal and deliver it along with your stock certificates for all of your Shares to the Depositary, along with any other required documents, prior to the Expiration Time (as defined below) or the expiration of a Subsequent Offering Period (if provided).

Financial institutions that are participants in the system of The Depository Trust Company (the “Book-Entry Transfer Facility”) may tender their Shares by book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer, and deliver an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents, prior to the Expiration Time or the expiration of a Subsequent Offering Period (if provided).

If your Shares are registered in the name of a broker, dealer, bank, trust company or other nominee, you should contact them if you desire to tender your Shares.

If you are unable to deliver any required document or instrument to the Depositary by the Expiration Time, you may still participate in the Offer by having a broker, a bank or other fiduciary that is an Eligible Institution (as defined below) guarantee on or prior to the expiration of the Offer that the missing items will be received by the Depositary within three NASDAQ trading days after the expiration of the Offer.

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time until the Offer has expired and, if we have not accepted your Shares for payment by January 4, 2011, which is the 60th day after the date of this Offer to Purchase, you may withdraw them at any time after that date until we accept Shares for payment. This right to withdraw will not apply to Shares tendered in any subsequent offering period, if provided. See Section 4 — “Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of such notice, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, bank, trust company or other nominee, you must instruct that institution to arrange for the withdrawal of your Shares and such institution must effectively withdraw such Shares while you still have the right to withdraw Shares. See Section 4 — “Withdrawal Rights.”

What does the Company Board think of the Offer?

The Company Board has unanimously (i) determined that the Offer and the Merger are in the best interests of the Company and its stockholders; (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; (iii) declared that the Merger Agreement is advisable; and (iv) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer and, if required, adopt the Merger Agreement and approve the Merger and the transactions contemplated thereby (the “Company Board Recommendation”).

A description of the reasons for the Company Board’s approval of the Offer and the Merger is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to the Company’s stockholders together with this Offer to Purchase. See the “Introduction” to this Offer to Purchase.

If the Offer is completed, will the Company continue as a public company?

No. Following the purchase of Shares in the Offer, we expect to complete the Merger. If the Merger takes place, the Company will no longer be publicly owned. Even if the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Common Shares that the Common Shares may no longer be eligible to be traded through the NASDAQ Capital Market or other securities exchanges, there may not be an active public trading market for the Common Shares, and the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Section 13 — “Certain Effects of the Offer.”

Will the Offer be followed by a Merger if all of the Shares are not tendered in the Offer?

Yes. If we accept for payment and pay for at least a majority of the Common Shares on a fully diluted basis, we expect to effect our Merger with and into the Company. If that Merger takes place, all remaining stockholders of the Company (other than us, Parent, the Company and any stockholders exercising their appraisal rights under Section 262 of the DGCL) will receive $5.00 per Common Share in cash and $20.00 per Preferred Share in cash, in each case without interest and less any required withholding taxes, and the Company will become an indirect, wholly owned subsidiary of Parent. See the “Introduction” to this Offer to Purchase.

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares in the Offer and the Merger occurs, your Common Shares will be converted into the right to receive an amount equal to the Common Offer Price (as defined below) and your Preferred Shares will be converted into the right to receive an amount equal to the Preferred Offer Price (as defined below), in each case payable in cash, without interest and less any required withholding taxes. Unless you validly exercise your appraisal rights under Section 262 of the DGCL, you will receive the same amount of cash per Share in the Merger that you would have received had you tendered your Shares in the Offer. If you do validly exercise your appraisal rights, then you will be entitled to receive the judicially determined fair value of your Shares, plus interest (unless the court otherwise determines for good cause shown), less any required withholding taxes, in cash.

Therefore, if the Merger takes place, and you do not validly exercise your appraisal rights under Section 262 of the DGCL, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. If you decide not to tender your Shares in the Offer and we purchase the Shares that are tendered, but the Merger does not occur, you will remain a stockholder of the Company. However, there may be so few remaining stockholders and publicly traded Common Shares that the Common Shares will no longer be eligible to be traded through the NASDAQ Capital Market or other securities exchanges and there may not be an active public trading market for the Shares. Also, as described above, the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the “Introduction” to this Offer to Purchase and Section 13 — “Certain Effects of the Offer.”

What is the market value of my Shares as of a recent date?

It is difficult to ascertain the market value of the Preferred Shares because there is no established public trading market for the Preferred Shares. On October 21, 2010, the last trading day prior to the announcement of the execution of the Merger Agreement, the closing sale price of the Common Shares reported on the NASDAQ Capital Market was $3.74 per Common Share. On November 4, 2010, the last trading day before we commenced the Offer, the last sale price of the Common Shares reported on the NASDAQ Capital Market was $4.99 per Common Share. We encourage you to obtain a recent quotation for the Common Shares when deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”

What are the U.S. federal income tax consequences of having my Shares accepted for payment in the Offer or receiving cash in exchange for my Shares in the Merger?

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. If you hold Shares as capital assets for U.S. federal income tax purposes, you will generally recognize a capital gain or loss on the exchange of Shares for cash pursuant to the Offer or the Merger, in an amount equal to the difference between the U.S. dollar amount received and your adjusted tax basis in the Shares. In general, your tax basis in the Shares is equal to the cost of the Shares to you (subject to certain increases and reductions based upon your particular circumstances). If you are a non-corporate U.S. Holder (as defined under Section 5 — “Material U.S. Federal Income Tax Consequences”) who has held the Shares for more than one year, any such capital gain will generally be subject to U.S. federal income tax at a reduced rate. Special rules will apply to you if you are not a U.S. person for federal income tax purposes. See Section 5 — “Material U.S. Federal Income Tax Consequences.”

We urge you to consult your own tax advisors to determine the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or foreign income and other tax laws).

Who should I call if I have questions about the Offer?

You may call Morrow & Co., LLC at (800) 279-6413 (toll-free) or J.P. Morgan Securities LLC at (877) 371-5947 (toll-free). Morrow & Co., LLC is acting as the information agent (the “Information Agent”) and J.P. Morgan Securities LLC is acting as the dealer manager (the “Dealer Manager”) for the Offer. See the back cover of this Offer to Purchase.

To the Holders of Shares of Common Stock and

Series A Convertible Preferred Stock of the Company:

INTRODUCTION

Crane Merger Sub, Inc. (the “Purchaser”), an indirect, wholly owned subsidiary of General Electric Company, a New York corporation (“Parent”), hereby offers to purchase (the “Offer”) (i) all outstanding shares of common stock of Clarient, Inc., a Delaware corporation (the “Company”), par value $0.01 per share (the “Common Shares”), at a price of $5.00 per Common Share in cash and (ii) all outstanding shares of Series A Convertible Preferred Stock of the Company, par value $0.01 per share (the “Preferred Shares” and together with the Common Shares, the “Shares”), at a price of $20.00 per Preferred Share in cash, in each case without interest and less any required withholding taxes (the “Common Offer Price” and the “Preferred Offer Price”, respectively), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”).

The Offer is being made pursuant to an Agreement and Plan of Merger dated as of October 22, 2010 (the “Merger Agreement”), by and among Parent, the Purchaser and the Company. The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition (as defined below) and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The Offer is not subject to a financing condition.

The “Minimum Condition” requires that there be validly tendered in the Offer and not validly withdrawn prior to the expiration of the Offer (as it may be extended as described below) that number of Shares which, together with the number of Shares (if any) then owned of record by Parent or the Purchaser or with respect to which Parent or the Purchaser otherwise has, directly or indirectly, sole voting power, represents at least a majority of the Common Shares then outstanding on a fully diluted basis (which means, as of any time, the number of Common Shares outstanding, plus the maximum number of Common Shares that may be issued (i) upon the conversion or exercise of all outstanding options, warrants, convertible or exchangeable securities (including the Preferred Shares) and similar rights or (ii) pursuant to contractual earnout or milestone provisions, other than potential dilution attributable to the unexercised portion of the Top-Up Option (as defined in Section 11 — “The Transaction Agreements”)). Pursuant to the Tender and Support Agreements (as defined below), certain stockholders of the Company have agreed to tender in the Offer a total number of Common Shares and Preferred Shares representing approximately 47% of the currently outstanding Common Shares on a fully diluted basis (See Section 11 — “The Transaction Agreements”).

The Offer is also subject to the other conditions set forth in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer.”

The Company has advised Parent that, as of November 2, 2010, 88,698,791 Common Shares were issued and outstanding, 5,263,158 Preferred Shares were issued and outstanding, and 37,321,689 Common Shares were reserved for issuance upon conversion of Preferred Shares, exercise of warrants and options, or pursuant to Company Stock Plans (as defined below) and other contractual commitments (other than the Top-Up Option, as defined below).

The Merger Agreement is more fully described in Section 11 — “The Transaction Agreements.”

Tendering stockholders who are record owners of their Shares and tender directly to BNY Mellon Shareowner Services, the Depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

The Company Board has unanimously (i) determined that the Offer and the merger of the Purchaser with and into the Company with the Company surviving as an indirect, wholly owned subsidiary of Parent (the “Merger”) are in the best interests of the Company and its stockholders; (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; (iii) declared that the Merger Agreement is advisable; and (iv) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer and, if required, adopt the Merger Agreement and approve the Merger and the transactions contemplated thereby (the “Company Board Recommendation”).

A description of the reasons for the Company Board’s approval of the Offer and the Merger is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to the Company’s stockholders together with this Offer to Purchase (the “Schedule 14D-9”).

The Merger Agreement provides that, subject to the conditions described in Section 11 — “The Transaction Agreements.,” the Purchaser will be merged with and into the Company with the Company surviving as an indirect, wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, at the effective time of the Merger, each Common Share and Preferred Share outstanding immediately prior to the effective time of the Merger (other than (i) Shares owned directly or indirectly by the Company as treasury stock, Parent or the Purchaser, or any of their respective subsidiaries, which will be canceled and will cease to exist, and (ii) Shares owned by the Company’s stockholders who perfect their appraisal rights under the DGCL) will be converted into the right to receive $5.00 and $20.00, respectively, in cash, without interest and less any required withholding taxes.

The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the adoption of the Merger Agreement by the affirmative vote or written consent of the holders of a majority of the voting power of the outstanding Common Shares and Preferred Shares, voting together as a single class on an as-converted basis. The Company has agreed, if necessary under applicable law to complete the Merger, to (i) as promptly as practicable after the time that the Purchaser accepts for payment any Shares tendered and not validly withdrawn pursuant to the Offer (the “Acceptance Time”), in consultation with Parent, duly set a record date for an action by written consent of the stockholders of the Company (the “Stockholder Consent”) for the purpose of adopting the Merger Agreement, (ii) as promptly as practicable after the execution and delivery of the Stockholder Consent, prepare and file with the Securities and Exchange Commission (the “SEC”) an information statement with respect to the Stockholder Consent and cause such information statement to be printed and mailed to the stockholders of the Company and (iii) as promptly as practicable after the Company is legally permitted to do so under applicable law, consummate the actions approved in the Stockholder Consent. Parent and the Purchaser have agreed to vote all of the Shares then owned of record by them or any of their subsidiaries in favor of the adoption of the Merger Agreement and approval of the Merger. If the Minimum Condition and the other conditions to the Purchaser’s obligation to accept for payment and pay for the Shares tendered pursuant to the Offer (together with the Minimum Condition, the “Offer Conditions”) are satisfied or duly waived and the Offer is completed, Parent and the Purchaser will own a number of Shares sufficient to cause the Merger Agreement to be adopted without the affirmative vote or written consent of any other holder of Shares. See Section 11 — “The Transaction Agreements.”

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the expiration of the Offer and not validly withdrawn as described under Section 4 — “Withdrawal Rights.” The expiration time of the Offer (the “Expiration Time”) is 12:00 midnight, New York City time, on Monday, December 6, 2010, unless the Purchaser extends the Offer in accordance with the Merger Agreement, in which event the Expiration Time means the latest time and date at which the Offer, as so extended, expires.

The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition and (ii) the expiration or termination of any applicable waiting period under the HSR Act. The “Minimum Condition” requires that there be validly tendered in the Offer and not validly withdrawn prior to the expiration of the Offer (as it may be extended as described below) that number of Shares which, together with the number of Shares (if any) then owned of record by Parent or the Purchaser or with respect to which Parent or the Purchaser otherwise has, directly or indirectly, sole voting power, represents at least a majority of the Common Shares then outstanding on a fully diluted basis (which means, as of any time, the number of Common Shares outstanding, plus the maximum number of Common Shares that may be issued (i) upon the conversion or exercise of all outstanding options, warrants, convertible or exchangeable securities (including the Preferred Shares) and similar rights or (ii) pursuant to contractual earnout or milestone provisions, other than potential dilution attributable to the unexercised portion of the Top-Up Option (as defined in Section 11 — “The Transaction Agreements”)). Pursuant to the Tender and Support Agreements (as defined below), certain stockholders of the Company have agreed to tender in the Offer a total number of Common Shares and Preferred Shares representing approximately 47% of the currently outstanding Common Shares on a fully diluted basis (See Section 11 — “The Transaction Agreements”).

The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer.” The Offer is not subject to a financing condition.

The Merger Agreement provides that Purchaser may, without the Company’s consent, and must (except as described below), if requested by the Company at any scheduled expiration date, extend the Offer on one or more occasions for any period of up to 10 business days per extension (the length of each such period to be determined by Parent), if at any then-scheduled expiration of the Offer any of the Offer Conditions is not satisfied or waived by Parent or the Purchaser. In addition, the Purchaser must extend the Offer (i) for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff or (ii) following Parent’s receipt of written notice from the Company within the three business day period immediately preceding (and including) any scheduled expiration date advising Parent that the Company Board intends to make a Change of Board Recommendation (as defined below) or terminate the Merger Agreement pursuant to Section 5.4(d) thereof, until (and including) the third business day following the date of such receipt. See Section 15 — “Certain Conditions of the Offer.”

Notwithstanding the foregoing, the Purchaser will not be required to extend the Offer (i) beyond April 22, 2011 (the “Outside Date”), (ii) if, at the time of the Company’s request for an extension, the Offer Condition regarding accuracy of the Company’s representations and warranties in the Merger Agreement or the Offer Condition regarding the Company’s performance of its obligations under the Merger Agreement required to be performed by it on or prior to such date are not at such time satisfied in accordance with the Merger Agreement, other than any such condition that is not so satisfied or waived under circumstances in which the breach or breaches preventing such condition from being satisfied may, by their nature, be cured by the Company through the exercise of its reasonable efforts for a period not greater than 45 days (in which case the Company may request one or more extensions of the Offer for up to 45 days in the aggregate) or (iii) after the Company delivers or is required under the Merger Agreement to deliver to Parent a notice with respect to an Acquisition Proposal (as defined below) that has been received by the Company, except to the extent that (A) prior to the expiration of the Offer the Acquisition Proposal giving rise to such notice has been withdrawn or the Company Board has rejected the Acquisition Proposal giving rise to such notice and, in each case, the Company Board has reconfirmed the Company Board Recommendation and the withdrawal or rejection of such Acquisition Proposal, and the reconfirmation of the Company Board Recommendation has been publicly announced by the Company or (B) less than three business days have elapsed since the Company has received such Acquisition Proposal and there has not been a Change of Board Recommendation. (See Section 15 — “Certain Conditions of the Offer.”)

The Merger Agreement further provides that the Purchaser may, without the Company’s consent, and it must, if requested by the Company, provide a subsequent offering period (a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934 (the “Exchange Act”) following its acceptance of Shares in the Offer if necessary for it to obtain at least ninety percent (90%) of the outstanding Common Shares and ninety percent (90%) of the outstanding Preferred Shares (collectively, the “Short-Form Threshold”) without regard to the exercise of the Top-Up Option (as defined below). The Short-Form Threshold represents the number of Common Shares and Preferred Shares required to consummate the Merger through a “short-form” merger pursuant to Delaware law.

Any extension of the Offer will be followed promptly by a public announcement. Such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. During any such extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw that stockholder’s Shares. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time and, unless previously accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 4, 2011 (which is the 60th day after the date of this Offer to Purchase). If the initial offering period has expired and the Purchaser provides for a Subsequent Offering Period, Shares tendered during a Subsequent Offering Period may not be withdrawn. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates (as defined in Section 2 — “Acceptance for Payment and Payment for Shares” below) evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” below), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” below, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in Section 2 — “Acceptance for Payment and Payment for Shares” below) to be credited with the withdrawn Shares. All questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Purchaser, subject to the final and non-appealable determination of a court of competent jurisdiction in the event of a dispute.

Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Parent and the Purchaser expressly reserve the right (in their sole and absolute discretion) to waive, in whole or in part, any Offer Condition, to increase the Common Offer Price or the Preferred Offer Price or to make any other changes in the terms and conditions of the Offer. However, unless otherwise provided by the Merger Agreement or as previously approved in writing by the Company, the Purchaser may not (i) decrease the Common Offer Price or the Preferred Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend or waive the Minimum

Condition, (v) amend or modify any term, condition or requirement of the Offer in a manner adverse to the holders of Shares, (vi) add any additional condition to the Offer or (vii) extend or change the Expiration Time in a manner other than in accordance with the Merger Agreement.

The rights of the Purchaser described in the preceding paragraph are in addition to the Purchaser’s rights described in Section 15 — “Certain Conditions of the Offer.” Any extension, delay, termination, waiver or amendment of the Offer will be followed promptly by a public announcement to the extent required under Rules 14d-3(b)(1), 14d-4(d)(1) or 14e-1(d) under the Exchange Act. Such announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may be withdrawn only to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4 — “Withdrawal Rights.” However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder’s offer.

If, subject to the terms of the Merger Agreement, the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material Offer Condition, the Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) or 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or the information concerning such offer, other than a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes to the terms or information. With respect to a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, an offer generally must remain open for a minimum of 10 business days following the dissemination of such information to stockholders.

The Company has provided the Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, purchase and promptly pay for all Shares validly tendered prior to the Expiration Time and not validly withdrawn prior thereto. If the Purchaser provides a Subsequent Offering Period, the Purchaser will accept for payment and promptly pay for all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1 — “Terms of the Offer.”

In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

For purposes of the Offer (including during any Subsequent Offering Period), the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the Offer Conditions, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Common Offer Price or the Preferred Offer Price, as applicable, for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may only be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

Valid Tenders. In order for Shares to be validly tendered pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing such tendered Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time (except with respect to any Subsequent Offering Period, if provided), or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery.”

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, with respect to any Shares delivered through book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time (or the expiration of a Subsequent Offering Period, if provided), or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the section titled “Special Delivery Instructions” or the section titled “Special Payment Instructions” in the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Time, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”), substantially in the form made available by the Purchaser, is received prior to the Expiration Time by the Depositary as provided below; and

•

the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

Payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, subject to the final and non-appealable determination of a court of competent jurisdiction in the event of a dispute. The Purchaser reserves the right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser or until otherwise resolved by the final, non-appealable ruling of a court of competent jurisdiction. None of the Purchaser, Parent, the Company, the Depositary, Morrow & Co., LLC (the “Information Agent”), J.P. Morgan Securities LLC (the “Dealer Manager”) or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Appointment. By executing the Letter of Transmittal, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder’s proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment:

•	all such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares,

•	all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked,

•	no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective), and

•

the designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole and absolute discretion deem proper.

The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies for any meeting of the Company’s stockholders.

4. Withdrawal Rights.

Except as otherwise described in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time and, unless and until accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 4, 2011 (which is the 60th day after the date of this Offer to Purchase).

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Time or during a Subsequent Offering Period, if any.

No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period, and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 — “Terms of the Offer.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, subject to the final and non-appealable determination of a court of competent jurisdiction in the event of a dispute. None of the Purchaser, Parent, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Material U.S. Federal Income Tax Consequences.

The following is a general summary of the material U.S. federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary addresses only material U.S. federal income tax consequences and does not purport to address all U.S. federal income tax consequences that may be relevant to a particular stockholder. This summary is limited to stockholders that hold Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment), and does not address the U.S. federal income tax consequences to stockholders who exercise appraisal rights under the DGCL. This summary does not address tax considerations applicable to stockholders that may be subject to special tax rules including, without limitation, the following: (a) persons that are subject to special expatriation rules; (b) financial institutions; (c) insurance companies; (d) dealers or traders in securities or currencies or notional principal contracts; (e) tax-exempt entities; (f) persons that hold Shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. federal income tax purposes; (g) stockholders subject to the alternative minimum tax; (h) regulated investment companies; (i) real estate investment trusts; (j) “controlled foreign corporations,” (k) “passive foreign investment companies,” (l) partnerships and other pass-through entities and persons who hold Shares through such partnerships or other pass-through entities; (m) U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar; (n) stockholders that acquired (or will acquire) Shares through exercise of employee stock options or otherwise as compensation; and (o) foreign persons who have owned, actually or constructively, more than 5% of any class of Shares at any time during the five year period preceding the date of disposition of the Shares.

This summary is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based on current provisions of the Code existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof. All of the foregoing are subject to change, and changes could apply retroactively and could affect the tax consequences described below. No ruling has been or will be sought from the Internal Revenue Service (“IRS”) with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger.

For purposes of the Offer and the Merger, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and (ii) one or more U.S. persons has the authority to control all of the substantial decisions of the trust. For purposes of the Offer and the Merger, a “Non-U.S. Holder” is a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes). If such a partnership or other entity holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Shares should consult their tax advisors.

The descriptions of U.S. federal income tax consequences set forth below are for general information only. You should consult your own tax advisors as to the particular tax consequences to you of the Offer and the Merger, including the application of U.S. federal, state, local and foreign tax laws and possible changes in such laws.

Consequences of the Offer and the Merger to U.S. Holders. The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize a capital gain or loss on a sale of the Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger, in an amount equal to the difference between the U.S. dollar amount received and your adjusted tax basis in the Shares. In general, your tax basis in the Shares is equal to the cost of the Shares to you (subject to certain increases and reductions based upon your particular circumstances). Gain or loss will generally be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Any capital gain or loss recognized will be long-term capital gain or loss if your holding period for the Shares exceeds one year at the time of disposition pursuant to the Offer or Merger, as the case may be. If you are a non-corporate stockholder, any long-term capital gain recognized on or before December 31, 2010 will generally be subject to U.S. federal income tax at a reduced rate of 15% and will generally be subject to U.S. federal income tax at an increased rate of 20% for any long-term capital gains recognized in taxable years beginning after December 31, 2010. In the case of Shares that have been held for one year or less, such capital gains generally will be subject to tax at ordinary income rates. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations.

Consequences of the Offer and the Merger to Non-U.S. Holders. Payments made to you as a Non-U.S. Holder with respect to the Shares that you exchange in the Offer or the Merger generally will be exempt from U.S. federal income tax, unless:

•	you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied;

•

the gain with respect to the Shares is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies and so requires, is attributable to your permanent establishment in the United States); or

•

the Company is or has been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of the Shares or the period that you held Shares. The determination of whether the Company is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its foreign real property interests. The Company does not believe it has been a USRPHC during the relevant period. Even if the Company were a USRPHC, your gain as a Non-U.S. Holder of Common Shares will not be subject to U.S. federal income tax since the Common Shares are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market.

If the first exception applies, you generally will be subject to tax at a rate of 30% on the amount by which your U.S.-source gains from sales or exchanges of capital assets exceed your U.S.-source losses from such sales or exchanges. If the second exception applies, you will generally be required to pay U.S. federal income tax on the net gain derived from the disposition in the same manner as U.S. Holders, as described above. In addition, if you are a corporation, you may be subject to a 30% branch profits tax (or lower applicable treaty rate) on your effectively connected earnings and profits attributable to such gain. If you are eligible for the benefits of a tax treaty between the United States and your country of residence, gain recognized on the disposition of Shares pursuant to the Offer or the Merger will be subject to U.S. federal income tax in the manner specified by the treaty. If the third exception applies, you will generally be subject to regular U.S. federal income tax with respect to your gain in the same manner as U.S. Holders, as described above.

Backup Withholding. All payments to which you would be entitled pursuant to the Offer or the Merger will be subject to backup withholding at a rate of 28%, unless you (i) are a corporation, a Non-U.S. Holder or another exempt recipient; or (ii) provide a taxpayer identification number (“TIN”) and certify that you are not subject to backup withholding. The backup withholding rate is scheduled to increase to 31% for payments made in 2011. If you are a U.S. Holder, you should complete and sign the Substitute Form W-9 that is included with the Letter of Transmittal, to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the

Depositary. If you are a Non-U.S. Holder (including a disregarded domestic entity that has a non-U.S. owner), you must generally submit an IRS Form W-8BEN (or other applicable IRS Form W-8) attesting to your exempt foreign status in order to qualify as an exempt recipient.

Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your U.S. federal income tax liability, provided the required information is given to the IRS. If backup withholding results in an overpayment of tax, you may obtain a refund by timely filing a U.S. federal income tax return. You should consult your own tax advisors as to your qualification for exemption from backup withholding and the procedure for obtaining the exemption.

6. Price Range of Shares; Dividends.

There is no established trading market for the Preferred Shares. The Common Shares trade on the NASDAQ Capital Market under the symbol “CLRT”. The following table sets forth the high and low sale prices per Common Share for the periods indicated. Common Share prices are as reported on the NASDAQ Capital Market, based on published financial sources.

	High	Low
Fiscal Year Ended December 31, 2008
Fourth Quarter	$2.00	$0.82

Fiscal Year Ended December 31, 2009
First Quarter	$2.33	$1.00
Second Quarter	$3.85	$2.11
Third Quarter	$4.43	$3.15
Fourth Quarter	$4.35	$2.23

Fiscal Year Ending December 31, 2010
First Quarter	$3.08	$1.88
Second Quarter	$3.37	$2.61
Third Quarter	$3.64	$2.95
Fourth Quarter (through November 4, 2010)	$5.00	$3.35

On October 21, 2010, the last trading day prior to the announcement of the execution of the Merger Agreement, the closing sale price of the Common Shares reported on the NASDAQ Capital Market was $3.74 per Common Share. On November 4, 2010, the last full day of trading before the commencement of the Offer, the last sale price per Share reported on the NASDAQ Capital Market was $4.99.

The Company has never declared or paid any dividend on the Common Shares or the Preferred Shares.

Stockholders are urged to obtain a current market quotation for the Common Shares.

7. Certain Information Concerning the Company.

General. The Company is a Delaware corporation with its principal executive offices located at 31 Columbia, Aliso Viejo, CA 92656-1460. The telephone number for the Company is (949) 425-5700. According to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, the Company is an advanced oncology diagnostics services company with a mission to help improve the lives of those affected by cancer through translating cancer discoveries into better patient care. The Company combines innovative technologies, clinically meaningful diagnostic tests, and world-class pathology expertise to provide advanced diagnostic services that assess and characterize cancer for physicians treating their patients, as well as for biopharmaceutical companies in the process of clinically testing various therapies. The Company’s strategic focus is centered on identifying high-value opportunities that enable the expansion and differentiation of its cancer diagnostic services within the highly competitive medical laboratories sector in which it operates. It commercializes its services through its highly developed channels with community pathologists, oncologists, universities, hospitals, and pharmaceutical researchers. An important aspect of the Company’s strategy is to develop and expand its diagnostic offerings by applying its technical and medical expertise in combination with available intellectual property. The Company’s diagnostic tests utilize “biomarkers” which are present in human tissues, cells, or fluids to aid in understanding a cancer patient’s diagnosis, prognosis, and expected outcome from the use of specific therapeutics.

Available Information. The Common Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company’s filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC and other public sources. Although neither Parent nor the Purchaser have any knowledge that any such information contains any misstatements or omissions, none of Parent, the Purchaser, or any of their respective affiliates, the Information Agent, the Depositary or the Dealer Manager assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

8. Certain Information Concerning the Purchaser and Parent.

General. The Purchaser is a Delaware corporation with its principal executive offices located at 9900 W. Innovation Drive, Wauwatosa, Wisconsin 53226. The telephone number of the Purchaser is (262) 544-3011. The Purchaser is an indirect, wholly owned subsidiary of Parent. The Purchaser was formed solely for the purpose of engaging in the Offer, the Merger and the other transactions contemplated by the Merger Agreement and has not engaged, and does not expect to engage, in any other business activities.

Parent is a New York corporation with its principal executive offices located at 3135 Easton Turnpike, Fairfield, Connecticut 06828-0001. The telephone number of Parent is (203) 373-2211. Parent is one of the largest and most diversified technology, media, and financial services corporations in the world. With products and services ranging from aircraft engines, power generation, water processing, and household appliances to medical imaging, business and consumer financing, media content and industrial products, Parent serves customers in more than 100 countries and employs approximately 300,000 people worldwide. Since its incorporation in 1892, Parent has developed or acquired new technologies and services that have broadened and changed considerably the scope of its activities. Parent’s operating businesses that are reported as segments include Energy Infrastructure, Technology Infrastructure, NBC Universal, Capital Finance and Consumer & Industrial.

The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director of the Purchaser and Parent and the name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the past five years of each of the executive officers of the Purchaser and Parent and certain other information are set forth in Schedule I hereto.

Except as provided in the Merger Agreement, the Tender and Support Agreements (as defined below) or as otherwise described in this Offer to Purchase, none of Parent, the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Parent, the Purchaser or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares, and none of Parent, the Purchaser, any of their respective affiliates or any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, the Purchaser or any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

None of Parent, the Purchaser or any of the persons listed on Schedule I hereto has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts between Parent or any of its subsidiaries or any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years. None of Parent, the Purchaser or any of the persons listed in Schedule I has, during the past five years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, Federal or state securities laws, or a finding of any violation of Federal or state securities laws.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, the Purchaser and Parent filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Additionally, Parent is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Schedule TO and the exhibits thereto, and such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Parent’s filings, including the Schedule TO and the exhibits thereto, are also available to the public on the SEC’s internet site (http://www.sec.gov).

9. Source and Amount of Funds.

The Offer is not subject to a financing condition. Parent and the Purchaser estimate that the total amount of funds required to purchase all of the Shares pursuant to the Offer and complete the Merger is approximately $578 million plus related transaction fees and expenses. Parent or one its affiliates will provide cash to the Purchaser in an amount sufficient to complete the purchase of Shares in the Offer and the Merger and the other transactions described above. Parent expects to obtain the necessary funds from its available cash on hand.

The Purchaser does not think its financial condition is relevant to the decision of holders of Shares to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•

in light of the financial capacity of Parent in relation to the amount of consideration payable in the Offer, the Purchaser, through Parent, will have sufficient funds or other sources of funding immediately available to purchase all Shares validly tendered in the Offer and not validly withdrawn;

•	the Offer is not subject to a financing condition; and

•	if the Purchaser completes the Offer, it expects to acquire any remaining Shares not purchased in the Offer for the same cash price in the Merger.

Parent currently has, and expects to have at the applicable time, the necessary funds from its available cash on hand to complete the purchase of Shares in the Offer and the Merger and the other transactions described above. Parent also has sufficient unused committed bank credit facilities that would be available to finance the Offer and the Merger, although Parent does not expect that it will borrow from such facilities to finance any portion of the Offer or the Merger. Neither Parent nor the Purchaser has any other alternative financing arrangements or alternative financing plans with respect to the Offer or the transactions contemplated by the Merger Agreement.

10. Background of the Offer; Past Contacts or Negotiations with the Company.

The following chronology summarizes the key meetings, conversations and events between Parent and its representatives and the Company and its representatives that led to the signing of the Merger Agreement. This chronology covers only key events leading up to the Merger Agreement and does not purport to catalogue every conversation between representatives of Parent, the Company and other parties. For purposes of this Section 10, references to “Parent,” unless otherwise specified, are to Parent, the Purchaser and each of their respective employees and representatives. Item 4 of the Schedule 14D-9 contains the Company’s description of the key meetings, conversations and events involving the Company and its representatives that led to the signing of the Merger Agreement.

As part of its normal strategic planning process, Parent and its various subsidiaries regularly evaluate opportunities to expand their respective businesses and product offerings through acquisitions. As part of this process, Parent identified the Company as presenting a potential strategic opportunity for GE Healthcare, a unit of Parent, to accelerate its expansion into cancer diagnostics. On May 25, 2010, senior executives of Parent, including its Chairman and Chief Executive Officer, met with the Company’s Chief Executive Officer in San Francisco, CA to discuss Parent’s interest in exploring a potential acquisition of the Company.

On June 6, 2010, to facilitate further discussions and the exchange of confidential information in contemplation of a possible transaction, Parent and the Company entered into a confidentiality agreement. On June 9, 2010, Parent and its representatives were granted access to the Company’s online datasite.

On June 14, 2010, executives of Parent met with member’s of the Company’s senior management at the Company’s headquarters in Aliso Viejo, CA for summary presentations of the business and financial state of the Company and the business of GE Healthcare.

On June 23, 2010, Parent engaged Sidley Austin LLP (“Sidley”) to serve as its legal counsel in connection with the potential acquisition and to assist on acquisition-related matters, including due diligence.

Between June 14, 2010 and July 7, 2010, executives of Parent spoke via telephone with certain members of the Company’s senior management as well as representatives of Goldman, Sachs & Co. (“Goldman Sachs”), the Company’s financial advisor, regarding a potential transaction. On July 7 and 8, 2010, senior executives of Parent met with members of the Company’s senior management at the Company’s headquarters in Aliso Viejo, CA to further discuss the Company’s business.

At its regularly scheduled meeting on July 23, 2010, the Board of Directors of Parent discussed the potential acquisition of the Company and authorized Parent’s management to continue due diligence and discussions with the Company regarding the same.

On July 29, 2010, Parent contacted J.P. Morgan Securities LLC (“JP Morgan”) to discuss the potential transaction with the Company.

Throughout July and August 2010, Parent conducted preliminary due diligence with respect to the Company and its business. On July 29, 2010, representatives of Parent met with a select group of employees of the Company, including certain members of the Company’s management, to discuss due diligence matters relating primarily to the Company’s proprietary test pipeline.

On August 18, 2010, based on the limited due diligence that Parent had conducted as of that date, Parent verbally conveyed to Goldman Sachs its preliminary valuation of the Company between $4.50 and $4.75 per fully diluted Common Share.

At its regularly scheduled meeting on September 3, 2010, the Board of Directors of Parent further considered Parent’s potential acquisition of the Company and authorized Parent’s management to make an offer to acquire the Company, subject to satisfactory completion of due diligence, and to negotiate and enter into definitive agreements on behalf of Parent with respect thereto.

Parent conducted more extensive due diligence on the Company during August and September 2010. On September 17, 2010, Parent sent a non-binding letter of interest to the Company (the “September 17 Letter”) to acquire all of the Shares and share equivalents for a price in the range of $4.50 to $4.75 per fully diluted Common Share. Parent’s indication of interest was based solely on publicly available information about the Company as well as the due diligence materials that had been provided to Parent as of such date and was subject to, among other things, satisfactory completion of a more detailed due diligence review of the Company.

On September 20, 2010, senior executives of Parent, including its Chairman and Chief Executive Officer, met with certain members of the Company’s senior management, including its Chief Executive Officer, as well as three non-executive members of the Company Board (Peter J. Boni, Ann H. Lamont, and Frank P. Slattery, Jr.) to discuss a potential acquisition of the Company by Parent.

On September 25, 2010, the Company’s Chief Executive Officer and representatives of Goldman Sachs advised Parent that the Company Board had met to consider Parent’s indication of interest and proposed valuation and that the Company would be interested in pursuing a transaction at $5.00 per fully diluted Common Share. On September 26, 2010, executives of Parent, representatives of Goldman Sachs and the Company’s Chief Executive Officer further discussed via e-mail Parent’s valuation of the Company, and Parent agreed to increase its offer price to $5.00 per fully diluted Common Share, subject to the Company granting Parent a period of exclusivity to conduct further due diligence and negotiate a definitive agreement.

On September 27, attorneys from Sidley and Parent spoke with attorneys from Latham & Watkins LLP (“Latham”), the Company’s outside legal counsel in connection with the transaction, via telephone and conveyed certain terms that Parent would expect to be reflected in the definitive agreements with respect to the transaction.

On September 30, 2010, Parent and the Company entered into an exclusivity agreement providing Parent with the exclusive right to conduct due diligence and negotiate a definitive agreement with the Company with respect to the proposed transaction until 8:00 am Eastern Time on October 18, 2010.

Between October 4, 2010 and October 8, 2010, Parent and its representatives conducted due diligence meetings with a select number of employees of the Company, including members of the Company’s management, at Latham’s offices in Orange County, CA.

On October 5, 2010, Sidley provided Latham and the Company with draft Tender and Support Agreements (“Draft Support Agreements”) to be entered into by Oak, Safeguard and the Company’s Chief Executive Officer in connection with the proposed transaction. On October 6, 2010, Parent and Sidley received from Latham the Company’s proposed Agreement and Plan of Merger (the “Draft Merger Agreement”) setting forth the Company’s proposed deal structure (which is substantially reflected by the Offer and the Merger) and the Company’s proposed deal terms. During the week of October 4, 2010, attorneys from Sidley and Latham met on several occasions to discuss and negotiate the Draft Merger Agreement and Draft Support Agreements at Latham’s offices in Orange County, CA.

Between October 8, 2010 and October 22, 2010, Parent continued its detailed due diligence review of the Company, and Sidley and Latham, in consultation with Parent and the Company and their respective financial advisors, engaged in negotiations and discussions regarding, and continued to exchange drafts of, the Draft Merger Agreement and the Draft Support Agreements. During this period, representatives of Parent discussed with certain members of the Company’s management as well as representatives of Oak, Safeguard, Latham and Goldman Sachs, the retention and incentive arrangements described in the Schedule 14D-9 with respect to certain members of the Company’s management.

Early in the morning on October 22, 2010, after the parties had negotiated all remaining significant terms under the transaction agreements and Parent had finalized all outstanding due diligence related matters, the Company informed Parent that the Company Board had met and unanimously approved the Merger Agreement, and the Company and Parent executed the same. In connection with the execution of the Merger Agreement, Oak and Safeguard entered into the Tender and Support Agreements with Parent and the Purchaser.

Later in the morning on October 22, 2010, the Company and Parent publicly announced the execution of the Merger Agreement in a joint release.

11. The Transaction Agreements.

The following are summaries of the material provisions of the Merger Agreement, Tender and Support Agreements, Confidentiality Agreement and Exclusivity Agreement (each as defined below). The following descriptions are qualified in their entirety by reference to the Merger Agreement, Tender and Support Agreements, Confidentiality Agreement and Exclusivity Agreement, each of which has been filed as an exhibit to the Schedule TO filed with the SEC, which may be examined and copied as set forth in Section 8 — “Certain Information Concerning the Purchaser and Parent” above. Holders of Shares are encouraged to read the full text of each agreement.

The Merger Agreement.

The Offer. The obligations of the Purchaser to accept for payment and pay for Shares validly tendered pursuant to the Offer are subject to the satisfaction of the Offer Conditions that are described in Section 15 — “Certain Conditions of the Offer.” The Purchaser expressly reserves the right (in its sole and absolute discretion) to waive, in whole or in part, any Offer Condition or modify the terms and conditions of the Offer consistent with the terms of the Merger Agreement, except that, without the prior written consent of the Company, the Purchaser may not (i) decrease the Common Offer Price or the Preferred Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend or waive the Minimum Condition, (v) amend or modify any term, condition or requirement of the Offer in a manner adverse to the holders of Shares, (vi) add any additional condition to the Offer or (vii) extend or change the Expiration Time in a manner other than in accordance with the Merger Agreement.

The “Minimum Condition” requires that the number of outstanding Shares that have been validly tendered and not validly withdrawn prior to the expiration of the Offer (as it may be extended as described below), together with all Shares, if any, then owned by Parent or its subsidiaries, represents at least a majority of the outstanding Common Shares on a fully diluted basis on the date of purchase (which means, as of any time, the number of Shares outstanding, together with all Shares that the Company would be required to issue pursuant to the conversion or exercise of all options, rights and securities (including the Preferred Shares) convertible into or exercisable for Shares or otherwise, other than potential dilution attributable to the unexercised portion of the Top-Up Option (as defined below)). Pursuant to the Tender and Support Agreements, certain stockholders of the Company have agreed to tender Shares in the Offer representing a total number of Common Shares and Preferred Shares representing approximately 47% of the currently outstanding Common Shares on a fully diluted basis.

The Merger Agreement provides that Purchaser may, without the Company’s consent, and must (except as described below), if requested by the Company at any scheduled expiration date, extend the Offer on one or more occasions for any period of up to 10 business days per extension (the length of each such period to be determined by Parent), if at any then-scheduled expiration of the Offer any of the Offer Conditions is not satisfied or waived by Parent or the Purchaser. In addition, the Purchaser must extend the Offer (i) for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff or (ii) following Parent’s receipt of written notice from the Company within the three business day period immediately preceding (and including) any scheduled expiration date advising Parent that the Company Board intends to make a Change of Board Recommendation (as defined below) or terminate the Merger Agreement pursuant to Section 5.4(d) thereof, until (and including) the third business day following the date of such receipt.

Notwithstanding the foregoing, the Purchaser will not be required to extend the Offer (i) beyond the Outside Date, (ii) if, at the time of the Company’s request for an extension, the Offer Condition regarding accuracy of the Company’s representations and warranties in the Merger Agreement or the Offer Condition regarding the Company’s performance of its obligations under the Merger Agreement required to be performed by it on or prior to such date is not at such time satisfied or waived in accordance with the Merger Agreement, other than any such condition that is not so satisfied or waived under circumstances in which the breach or breaches preventing such condition from being satisfied may, by their nature, be cured by the Company through the exercise of its reasonable efforts for a period not greater than 45 days (in which case the Company may request one or more extensions of the Offer for up to 45 days in the aggregate) or (iii) after the Company delivers or is required under the Merger Agreement to deliver to Parent a notice with respect to an Acquisition Proposal (as defined below) that has been received by the Company, except to the extent that (A) prior to the expiration of the Offer, the Acquisition Proposal giving rise to such notice has been withdrawn or the Company Board has rejected the Acquisition Proposal giving rise to such notice and, in each case, the Company Board has reconfirmed the Company Board Recommendation and the withdrawal or rejection of such Acquisition Proposal, and the reconfirmation of the Company Board Recommendation has been publicly announced by the Company or (B) less than three business days have elapsed since the Company has received such Acquisition Proposal and there has not been a Change of Board Recommendation.

The Merger Agreement further provides that the Purchaser may, without the Company’s consent, and it must, if requested by the Company, provide a Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act following its acceptance of Shares in the Offer if necessary for it to reach the Short-Form Threshold (as defined below) without regard to the exercise of the Top-Up Option (as defined below). The Short-Form Threshold represents the number of Common Shares and Preferred Shares required to consummate the Merger through a “short-form” merger pursuant to Delaware law.

Top-Up Option. The Company has granted the Purchaser an irrevocable option (the “Top-Up Option”) to purchase, following the Acceptance Time, at a price per Common Share equal to the Common Offer Price, that number of Common Shares (the “Top-Up Shares”) equal to the lowest number of Common Shares that, when added to the total number of Common Shares owned by Parent, the Purchaser or their affiliates at the time of exercise of the Top-Up Option, would constitute one share more than ninety percent (90%) of the total Common Shares then outstanding (on a fully diluted basis and assuming the issuance of such Top-Up Shares). The Top-Up Option will not be exercisable unless, (i) immediately after such exercise and the issuance of the Top-Up Shares,

Parent, the Purchaser and their respective affiliates would own, in the aggregate, at least ninety percent (90%) of the outstanding Common Shares and ninety percent (90%) of the outstanding Preferred Shares (the “Short-Form Threshold”), assuming issuance of the Top-Up Shares and (ii) no provision of any applicable law or regulation would prohibit the exercise of the Top-Up Option or the issuance of the Top-Up Shares, or otherwise make such exercise or issuance illegal. In no event will the Top-Up Option be exercisable for a number of Common Shares in excess of the Company’s total authorized and unissued Common Shares.

As of November 2, 2010, the Company had 150 million Common Shares authorized, of which approximately 88,698,791 Common Shares were issued and outstanding, and 37,321,689 Common Shares were reserved for issuance upon conversion of Preferred Shares, exercise of warrants and options, or pursuant to Company Stock Plans and other contractual commitments. Based on the approximately 23,979,520 Common Shares available for issuance as Top-Up Shares as of November 2, 2010, Parent, the Purchaser and their affiliates must own an aggregate of at least approximately 96,378,329 Common Shares (on a fully diluted basis) following the Acceptance Time, representing approximately 87.8% of the combined outstanding Common Shares and Preferred Shares (on an as-converted basis) as of such date, for the Purchaser to be able to purchase the number of Top-Up Shares necessary to reach the Short-Form Threshold in accordance with the Top-Up Option.

The Purchaser may exercise the Top-Up Option on one or more occasions, in whole or in part, after the Acceptance Time and prior to the earlier to occur of (i) the effective time of the Merger and (ii) termination of the Merger Agreement in accordance with its terms.

The Merger Agreement provides that the Purchaser may pay the Company the aggregate price required to be paid for the Top-Up Shares by delivery of either (i) cash for the full purchase price of the Top-Up Shares or (ii) (x) cash in an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) a promissory note with a principal amount equal to the remaining portion of the purchase price, bearing simple interest at 6% per annum, and due 60 business days after the purchase of the Top-Up Shares. The Company, Parent and the Purchaser have acknowledged and agreed in the Merger Agreement that, in any appraisal proceeding arising out of the Merger, the Surviving Corporation (as defined below) shall not assert that the Top-Up Option, the Top-Up Shares or any cash or promissory note delivered by the Purchaser to the Company as payment for any Top-Up Shares should be considered in connection with the determination of the fair value of the dissenting shares in such appraisal proceeding.

In the event that Parent and the Purchaser acquire in the aggregate at least 90% of the Common Shares and 90% of the Preferred Shares in the Offer, in a Subsequent Offering Period or otherwise (and including as a result of the exercise of the Top-Up Option), the parties have agreed in the Merger Agreement to effect the Merger as promptly as practicable without the need for further approval of the Company Board or the vote or consent of the Company’s stockholders, subject to compliance with the provisions of Section 253 of the DGCL. See Section 12 — “Purpose of the Offer; Plans for the Company.”

The Merger. The Merger Agreement provides that, at the effective time of the Merger, the Purchaser will be merged with and into the Company, with the Company being the surviving corporation in the Merger (the “Surviving Corporation”). Following the effective time of the Merger, the separate corporate existence of the Purchaser will cease, and the Company will continue as the Surviving Corporation and an indirect, wholly owned subsidiary of Parent. The directors of the Purchaser immediately prior to the effective time of the Merger will be the initial directors of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier resignation or removal. The officers of the Company immediately prior to the effective time of the Merger will be the initial officers of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier resignation or removal. Upon the completion of the Merger, the certificate of incorporation and bylaws of the Surviving Corporation will be the certificate of incorporation and bylaws of the Company and the Purchaser, respectively, in effect immediately prior to the effective time of the Merger.

Pursuant to the Merger Agreement, each (i) Common Share issued and outstanding immediately prior to the effective time of the Merger (other than (A) Common Shares held in the treasury of the Company or owned of record by any subsidiary of the Company, and all Common Shares owned of record by Parent, the Purchaser or any of their respective wholly owned subsidiaries, which will be canceled and will cease to exist, and (B) Common Shares owned by the Company’s stockholders who perfect their appraisal rights under the DGCL) will be converted into the right to receive the Common Offer Price payable net to the holder in cash, without interest, subject to any withholding of taxes required by applicable law (the “Common Merger Consideration”) and (ii) Preferred Share issued and outstanding immediately prior to the effective time of the Merger (other than (A) Preferred Shares held in the treasury of the Company or owned of record by any subsidiary of the Company, and all Preferred Shares owned of record by Parent, the Purchaser or any of their respective wholly owned subsidiaries, which will be canceled and will cease to exist, and (B) Preferred Shares owned by the Company’s stockholders who perfect their appraisal rights under the DGCL) will be converted into the right to receive the Preferred Offer Price payable net to the holder in cash, without interest, subject to any withholding of taxes required by applicable law (the “Preferred Merger Consideration” and together with the Common Merger Consideration, the “Merger Consideration”). At the effective time of the Merger, each share of common stock of the Purchaser issued and outstanding at such time will be converted into one share of common stock of the Surviving Corporation.

Stock Options; Restricted Stock; Warrants. The Merger Agreement provides that, immediately prior to the effective time of the Merger, (i) the vesting and exercisability of each then unexpired and unexercised option or similar right to purchase Common Shares (a “Company Option”), granted under any stock option plan of the Company (collectively, the “Company Stock Plans”), held by any person who is, to the extent required by the terms of the applicable Company Stock Plan or award agreement, then performing services as an employee, director or consultant of the Company immediately prior to the effective time of the Merger, shall be fully accelerated, (ii) each Company Option with an exercise price per Common Share that is greater than or equal to the Common Offer Price, without regard to the identity of the holder, shall be cancelled and terminated, and (iii) each Company Option with an exercise price per Common Share that is less than the Common Offer Price, without regard to the identity of the holder, shall be deemed exercised and, at the effective time of the Merger, shall be terminated and converted into the right to receive an amount (subject to any applicable withholding or other taxes required by applicable law to be withheld) equal to the product of (A) the total number of Common Shares deemed to be issued upon the deemed exercise of such Company Option and (B) the excess, if any, of the Common Offer Price over the exercise price per Common Share previously subject to such Company Option.

The Merger Agreement provides that, immediately prior to the effective time of the Merger, (i) the vesting of all restricted Common Shares (the “Restricted Stock”) that are then unvested and awarded under any Company Stock Plan and held by any person who is, to the extent required by the terms of the applicable Company Stock Plan or award agreement, then performing services as an employee, director or consultant of the Company immediately prior to the effective time of the Merger, shall be fully accelerated, and (ii) each then outstanding share of Restricted Stock shall be automatically converted into the right to receive an amount equal to the Common Offer Price in accordance with the Merger Agreement, subject to any withholding of taxes required by applicable law.

The Merger Agreement provides that, at the effective time of the Merger, each warrant to purchase Common Shares that is issued, unexpired and unexercised immediately prior to the effective time of the Merger (the “Company Warrants”) and not terminated pursuant to its terms in connection with the Merger shall be entitled to receive, upon the exercise of such Company Warrant, a payment in cash (subject to any applicable withholding or other taxes required by applicable law to be withheld) of an amount equal to the product of (i) the total number of Common Shares previously subject to such Company Warrant and (ii) the excess, if any, of the Common Offer Price over the exercise price per Common Share previously subject to such Company Warrant.

Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser, including but not limited to representations relating to: organization and qualification; subsidiaries; capitalization; authorization of the Merger Agreement; required consents and approvals necessary to complete the transactions contemplated by the Merger Agreement (the “Transactions”); conflicts resulting from the Transactions; compliance with laws; HIPAA and related privacy matters; SEC filings and financial statements; internal controls; books and records; the absence of undisclosed liabilities; the absence of certain changes; employee benefit plans and labor matters; material contracts and indebtedness; litigation; environmental matters; intellectual property; tax matters; insurance; the Company’s assets and real property; the fairness opinion delivered by the Company’s financial advisor; information in the disclosure documents required to be filed by the Company with the SEC or distributed to the Company’s stockholders in connection with the Transactions, including the proxy or information statement and the Schedule 14D-9 (the “Company Disclosure Documents”); information furnished by the Company for use in the Offer documents prepared, filed and distributed by Parent and the Purchaser; voting requirements; and brokers.

Parent and the Purchaser have also made customary representations and warranties to the Company, including but not limited to representations relating to: organization and qualification; authorization of the Merger Agreement; required consents and approvals necessary to complete the Transactions; conflicts resulting from the Transactions; litigation; information furnished by Parent or the Purchaser for use in the Company Disclosure Documents; information in the Offer documents prepared, filed and distributed by Parent and the Purchaser; ownership of Company capital stock; sufficient funds; ownership and operations of the Purchaser; and brokers.

The representations, warranties and covenants contained in the Merger Agreement were made for purposes of such agreement and as of a specific date, are subject to limitations agreed upon by the contracting parties, including being qualified by disclosure schedules made for the purposes of allocating contractual risk between and among the parties thereto instead of establishing those matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Operating Covenants. The Company has agreed to (and to cause its subsidiaries and Clarient Pathology Services, Inc. (“CPS”) to) (i) conduct its operations only in the ordinary and usual course of business and comply in all material respects with all applicable laws and the requirements of all of its permits, (ii) make all appropriate voluntary disclosures to governmental entities in respect of any violation of law that could reasonably be expected to result in a Company Material Adverse Effect (as defined in Section 15 — “Certain Conditions of the Offer”), and (iii) use commercially reasonable efforts to (A) maintain and preserve its business organization, assets, intangibles and properties and preserve the goodwill of its business relationships with customers, suppliers and others having substantial business dealings with it, (B) retain the services of its current officers and key employees, and (C) keep in full force and effect all insurance policies, other than in each case such changes made in the ordinary course of business consistent with past practice, in each case unless specifically permitted by the Merger Agreement, required by applicable law or otherwise consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed). The Merger Agreement also contains specific restrictive covenants as to certain activities of the Company, its subsidiaries and CPS prior to the effective time of the Merger, which provide that the Company, its subsidiaries and CPS will not take certain actions without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) including, subject to certain exceptions and materiality thresholds:

•	amending its certificate of incorporation or bylaws or equivalent organizational documents;

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issuing, selling, pledging or otherwise transferring or encumbering (or authorizing the same) any shares of capital stock or other equity interests in the Company or securities convertible into or exchangeable or exercisable for any shares of such capital stock or other equity interests, or any other ownership interest;

•	selling, pledging or otherwise transferring or encumbering (or authorizing the same) any material property or assets of the Company;

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declaring, setting aside, making or paying any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the its capital stock or entering into any agreement with respect to the voting or registration of its capital stock;

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reclassifying, combining, splitting, subdividing or amending the terms of, or redeeming, purchasing or otherwise acquiring, directly or indirectly, any of its capital stock, other or any other securities;

•	acquiring (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets;

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incurring any indebtedness for borrowed money or issuing any debt securities or assuming, guaranteeing or endorsing the obligations of any person for borrowed money, except (i) in connection with refinancings of existing indebtedness at the maturity thereof, or (ii) for borrowings under the Company’s existing credit facilities;

•	making any material loans, advances or capital contributions to, or investments in any person;

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increasing the compensation or benefits payable to its employees, directors or officers; granting any severance or termination pay, except as otherwise required by law; or adopting, establishing, amending or terminating any awards under any material bonus, incentive, performance or other compensation plan or arrangement or benefit plan, except to reflect changes in law and plan administration;

•	making any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a governmental entity;

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making any change in any method of tax accounting for a material amount of taxes, or making or changing any material tax election or settling or compromising any material liability for taxes, filing any amended tax return involving a material amount of additional taxes, or waiving or extending the statute of limitations in respect of taxes (other than pursuant to extensions of time to file tax returns);

•	initiating, compromising or settling any litigation, proceeding or investigation that is material to the Company;

•	paying, discharging or satisfying any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise);

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entering into any material contract or any permit, or terminating or amending any the same, or, except as described below, releasing any person from, or modifying or waiving any provision of, any confidentiality, standstill or similar agreement;

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making any capital expenditures, other than (i) capital expenditures covered by capital expenditure budgets previously delivered to Parent and (ii) capital expenditures not in excess of $750,000 in the aggregate during any three-month period;

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taking any action that is intended or would reasonably be expected to result in any of the Offer Conditions or the conditions to the Merger set forth in Article 6 of the Merger Agreement not being satisfied; or

•	authorizing or entering into any contract or otherwise making any commitment to do any of the foregoing.

Non-Solicitation of Acquisition Proposals. The Merger Agreement generally prohibits the Company, its subsidiaries and CPS, as well as any of its or their respective representatives, from, directly or indirectly:

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initiating, soliciting or knowingly encouraging (including by way of providing information) the submission of any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

•	engaging in any discussions or negotiations with respect thereto or otherwise participating in or facilitating any such inquiries, proposals, offers, discussions or negotiations.

Notwithstanding the restrictions describe above, in the event that (i) the Company receives a bona fide, unsolicited written Acquisition Proposal from a third party that did not result from a breach of the “no-solicitation” provisions of the Merger Agreement and (ii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined below), then the Company may (A) furnish information with respect to the Company to the person making such Acquisition Proposal, (B) release the person making such Acquisition Proposal from any standstill or similar agreement that it entered into with the Company prior to September 30, 2010 to the extent necessary to allow such person to make and negotiate such Acquisition Proposal, and (C) participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal.

The Company must promptly provide to Parent any information to be furnished to any party described above that was not previously provided to Parent and may not furnish any such information to any such party without first entering into an acceptable confidentiality agreement. In addition, the Company is required to promptly (and in any event within 36 hours) notify Parent in writing in the event that the Company or any of its representatives has knowledge of its receipt of (i) any Acquisition Proposal, (ii) any request for non-public information relating to the Company, other than requests for information in the ordinary course of business consistent with past practice and unrelated to an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company is also required to promptly (and in any event within such 36 hours) provide to Parent a copy of such Acquisition Proposal, request or inquiry (or, where no such copy is available, a reasonable description of the material terms of such Acquisition Proposal, request or inquiry), including any modifications thereto. The Company is required to (i) keep Parent reasonably informed on a current basis (and in any event at Parent’s request and otherwise no later than 36 hours after it has knowledge of the occurrence of any material changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, request or inquiry, and any material developments, discussions and negotiations and (ii) promptly (and in any event within 36 hours) notify Parent if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal.

Pursuant to the Merger Agreement, the Company Board may not:

•	approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal;

•	withdraw, change, amend, modify or qualify, or propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent or the Purchaser, the Company Board Recommendation;

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enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or breach its obligations thereunder; or

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resolve or agree to do any of the foregoing (any action described in the first or second bullet points or (to the extent related to the actions described therein) this fourth bullet point being referred to as a “Change of Board Recommendation”).

However, if the Company receives a bona fide written Acquisition Proposal that was not solicited after the date hereof and did not otherwise result from a breach of the “no-solicitation” provisions of the Merger Agreement, and the Company Board concludes in good faith, after consultation with outside counsel and its financial advisors, that (i) such Acquisition Proposal constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms of the Merger Agreement which may be offered by Parent and (ii) the failure to take any of the following actions would be inconsistent with the fiduciary duties of the members of the Company Board to the Company’s stockholders under applicable law, the Company Board may, at any time prior to the Acceptance Time, (x) effect a Change of Board Recommendation with respect to such Superior Proposal, or (y) terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal. In the event of such a termination, the Company would be required to pay the Breakup Fee (as defined below) to Parent, as described below under “Breakup Fee and Expenses.” The Company Board may only take the foregoing actions, however, after the third business day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to make a Change of Board Recommendation or terminate the Merger Agreement, as applicable, and specifying the reasons therefor. In determining whether to make a Change of Board Recommendation, the Company Board is required to take into account any changes to the terms of the Merger Agreement proposed by Parent in response to the Company’s notice of the proposed Change of Board Recommendation or the Company’s proposed termination of the Merger Agreement.

Except with respect to or in connection with any Acquisition Proposal (which is covered by the provisions described above), if the Company Board determines in good faith, after consultation with outside counsel, that such action is necessary to comply with its fiduciary duties to the stockholders of the Company under applicable law, the Company Board may at any time prior to the Acceptance Time effect a Change of Board Recommendation.

As used in the Merger Agreement and herein, an “Acquisition Proposal” means any offer or proposal (whether in writing or otherwise) concerning any (a) merger, consolidation, other business combination or similar transaction involving the Company, (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including equity interests of a subsidiary of the Company or CPS), any subsidiary of the Company or CPS representing 15% or more of the consolidated assets, revenues or net income of the Company, CPS and the Company’s subsidiaries, (c) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) by any person of equity interests representing 15% or more of the voting power of the Company, (d) transaction in which any person will acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, equity interests representing 15% or more of the voting power of the Company or (e) any combination of the foregoing (in each case, other than the Offer and the Merger).

As used in the Merger Agreement and herein, a “Superior Proposal” means a bona fide, written Acquisition Proposal (except the references therein to “15%” shall be replaced by “50%”) made by a third party which, in the good faith judgment of the Company Board (after consultation with its financial advisor and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal, including any proposed sources of financing, the terms of any commitment by any proposed sources of financing and any financing related contingencies, (i) is reasonably likely to be consummated and (ii) if consummated, would result in a transaction that is more favorable from a financial point of view to the Company’s stockholders than the Offer and the Merger.

Obligations to Cause Merger to Occur. The Merger Agreement requires each of the Company, Parent and the Purchaser to use its reasonable best efforts to promptly take all actions and to do all things necessary, proper or advisable under applicable law or otherwise to complete the Transactions. Each of the Company, Parent and the Purchaser is required to use its reasonable best efforts to obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent, CPS or the Company or any of their respective subsidiaries, or to avoid any action or proceeding by any governmental entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the Transactions and, as promptly as reasonably practicable, and in any event within ten (10) business days after the date of the Merger Agreement, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to the Merger Agreement, the Offer and the Merger required under the Exchange Act, the HSR Act and any other applicable law.

Notwithstanding the foregoing, in connection with the receipt of any necessary approvals or clearances of a governmental entity (including under the HSR Act), neither Parent nor the Company (nor any of their respective subsidiaries or affiliates) will be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of the Company.

The Company and Parent are required to give (or cause to be given) any notices to third parties, and use (or cause their respective subsidiaries or instruct CPS to use) their reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement. In connection with obtaining any such approval or consent from any person with respect to the Offer or the Merger, (i) without the prior written consent of Parent, neither the Company nor CPS is permitted to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person, and (ii) neither Parent nor the Purchaser shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

The Merger Agreement generally requires each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental entity with respect to the Transactions; (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any material communication to or from the Federal Trade Commission (the “FTC”), the Department of Justice or any other governmental entity regarding the Offer or the Merger. Each party to the Merger Agreement is required to consult and cooperate with the other parties thereto and to consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Transactions.

Employee Benefit Matters. Under the Merger Agreement, Parent has agreed to provide, for a period of at least one year following the effective time of the Merger, each employee of the Company or CPS who continues to be employed by Parent, CPS or the Surviving Corporation (or any subsidiary thereof) (the “Continuing Employees”) total compensation (including employee benefits other than equity based compensation and retention benefits and based on bonus opportunity rather than actual bonus payments) that is at least substantially comparable in the aggregate to the compensation provided to such Continuing Employees immediately prior to the execution of the Merger Agreement. With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the effective time of the Merger, Parent has agreed to assume (or cause CPS or the Surviving Corporation to assume) the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of Parent, CPS or the Surviving Corporation, as applicable. Parent has also agreed to recognize (or cause CPS or the Surviving Corporation to recognize) all service of the Continuing Employees with the Company, CPS or a Company Subsidiary, as the case may be, for purposes of (i) vesting and eligibility and (ii) level of benefits (for purposes of vacation, severance and other service-based benefits, but not for purposes of benefit accruals under any defined benefit pension plan) under any employee benefit plan, program, policy and arrangement maintained by Parent, CPS or the Surviving Corporation to the same extent and for the same purposes that such service was recognized under a corresponding Company employee benefit plan, program, policy and arrangement as of the effective time of the Merger.

The Merger Agreement requires Parent to take such actions as are necessary to cause the group health plan maintained by Parent, CPS or the Surviving Corporation (or any subsidiary thereof), to the extent such group health plan is made available to the Continuing Employees after the effective time of the Merger, to (i) waive any evidence of insurability requirements, waiting periods, and any limitations as to preexisting medical conditions under the group health plan applicable to the Continuing Employees and their spouses and eligible dependents (but only to the extent that such preexisting condition limitations did not apply or were satisfied under the applicable Company benefit plan prior to the effective time of the Merger) and (ii) provide the Continuing Employees with credit, for the calendar year in which the Merger occurs, for the amount of any out-of pocket expenses or deductible expenses that were covered by the applicable medical or dental Company benefit plan and are incurred by them during the calendar year in which the Merger occurs under a group medical or dental plan maintained by Parent, CPS or the Surviving Corporation (or any subsidiary thereof).

Parent has also agreed, under the Merger Agreement, to pay or cause to be paid the amount of bonus that may become payable to eligible employees of the Company and CPS under the terms of the Company’s Management Incentive Plan and Employee Incentive Program for the fiscal year ending December 31, 2010.

No provision of the Merger Agreement creates any third-party beneficiary or other rights in any Continuing Employee or former employee (including any beneficiary or dependent thereof) in respect of any benefits that may be provided, directly or indirectly, under any benefit plan or similar program, policy or arrangement of Parent for Continuing Employees.

Insurance, Indemnification and Exculpation. Pursuant to the terms of the Merger Agreement, Parent has agreed to, and has agreed to cause the Surviving Corporation to:

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indemnify and hold harmless all past and present directors and officers of the Company or any of its subsidiaries (each a “Covered Person”) from and against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement, and advance expenses to each Covered Person, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as a director, officer or employee of the Company or any of its subsidiaries occurring at or prior to the effective time of the Merger, or (B) the Merger Agreement, the Merger, the Offer, the Top-Up Option, the Tender and Support Agreements or any of the other transactions contemplated therein;

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for a period of six years from and after the effective time of the Merger, maintain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors and officers of the Company for periods at or prior to the effective time of the Merger than are currently set forth in the Company’s organizational documents and indemnification agreements; and

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obtain a six-year, prepaid (or “tail”) directors’ and officers’ liability insurance policy that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy providing coverage during such six-year period for each director and officer of the Company as of the date of the Merger Agreement and as of the effective time of the Merger for events occurring prior to the effective time of the Merger.

Directors. The Merger Agreement provides that, at all times following the Acceptance Time, Parent will be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Common Shares beneficially owned by Parent, the Purchaser or any of their respective affiliates bears to the total number of Common Shares then outstanding (including, in each case, any outstanding securities of the Company that are convertible or exchangeable into or exercisable for Common Shares on an as-converted basis). Upon Parent’s request, the Company is required to take all actions necessary or desirable to enable Parent’s designees to be so elected or designated to the Company Board, including but not limited to promptly filling vacancies or newly created directorships on the Company Board, promptly increasing the size of the Company Board (including by amending the Company bylaws if necessary to increase the size of the Company Board) and/or promptly securing the resignations of such number of its incumbent directors, and shall cause Parent’s designees to be so elected or designated at such time. The Company is also required to, upon Parent’s request, cause the directors elected or designated by Parent to the Company Board to serve on and constitute the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable law and the Marketplace Rules of the NASDAQ Capital Market. After the Acceptance Time, the Company is required to, upon Parent’s request, take all action necessary to elect to be treated as a “controlled company” as defined by NASDAQ Marketplace Rule 5615(c)(1) and make all necessary filings and disclosures associated with such status. In the event that Parent’s designees are elected or appointed to the Company Board pursuant to the Merger Agreement then, until the effective time of the Merger, the Company must cause the Company Board to maintain at least three directors who were members of the Company Board on October 22, 2010 and who are independent for purposes of the continued listing requirements of the NASDAQ Capital Market (the “Continuing Directors”).

The Merger Agreement further provides that, following the time that Parent’s designees are elected or appointed to the Company Board and prior to the effective time of the Merger, in addition to any approvals of the Company Board or the stockholders of the Company as may be required by the Company’s organizational documents or applicable law, the affirmative vote of a majority of the Continuing Directors shall be required (i) for the Company to terminate or amend the Merger Agreement, (ii) for the Company to exercise, waive or extend the timeframe for any of the Company’s rights, benefits or remedies under the Merger Agreement, (iii) except as otherwise contemplated by the Merger Agreement, to amend the Company ‘s certificate of incorporation or bylaws, (iv) to take any other action of the Company Board under or in connection with the Merger Agreement, or (v) authorize any contract between the Company or any of its subsidiaries, on one hand, and Parent, the Purchaser or any of their respective affiliates on the other hand.

Rule 14d-10(d) Matters. The Merger Agreement requires the Company Board to take certain actions to ensure that each compensation or other benefit arrangement entered into by the Company or any of its subsidiaries with any of its officers, directors or employees is approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and that the requirements of the safe harbor set forth in Rule 14d-10(d) under the Exchange Act are satisfied.

Section 16 Matters. The Merger Agreement requires the Company Board, or an appropriate committee of non-employee directors thereof, to adopt a resolution prior to the effective time of the Merger consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Options pursuant to the Merger Agreement or Common Shares pursuant to the Merger shall be an exempt transaction for purposes of Section 16.

Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to complete the Merger are subject to the satisfaction or waiver of the following conditions:

•	the acceptance for payment by the Purchaser of all Shares validly tendered and not validly withdrawn in the Offer;

•	if required under applicable law, the adoption of the Merger Agreement by the requisite vote or consent of the stockholders of the Company;

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the absence of any order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other governmental entity restraining, enjoining or prohibiting the consummation of the Merger; and

•	the absence of any applicable statute, rule or regulation preventing the consummation of the Merger.

Termination. The Merger Agreement may be terminated by mutual written consent of Parent and the Company at any time. Additionally, either Parent or the Company may terminate the Merger Agreement:

•

if the Offer (as it may be extended as described herein) expires as a result of the non-satisfaction of any Offer Condition or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder, provided that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party whose breach of the Merger Agreement has caused or resulted in the non-satisfaction of any Offer Condition or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased thereunder;

•

prior to the Acceptance Time, if any court of competent jurisdiction or other governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting (i) the acceptance for payment of, or payment for, Shares pursuant to the Offer or (ii) the Merger, and such order, decree, ruling or other action has become final and non-appealable, provided that the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to resist, resolve or lift, as applicable, such order, decree, ruling or other action; or

•

if the Acceptance Time has not occurred on or before the Outside Date, provided that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party whose breach of the Merger Agreement has caused or resulted in the failure of the Acceptance Time to have occurred on or before the Outside Date.

Parent may terminate the Merger Agreement at any time prior to the Acceptance Time:

•

if (i) a Change of Board Recommendation (or any action by any committee of the Company Board which, if taken by the full Company Board, would be a Change of Board Recommendation) has occurred (whether or not in compliance with the Merger Agreement), (ii) the Company or the Company Board (or any committee thereof) has (A) approved, adopted or recommended any Acquisition Proposal or (B) approved or recommended, or entered into or allowed the Company, CPS or any of the Company’s subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement relating to an Acquisition Proposal, (iii) if any tender offer or exchange offer is commenced that, if successful, would result in any Person or group becoming the beneficial owner of fifty percent (50%) or more of the outstanding Common Shares (calculated on a fully diluted basis), the Company Board has not recommended that the Company’s stockholders reject such tender offer or exchange offer and not tender their Shares into such tender offer or exchange offer within five (5) business days after commencement of such tender offer or exchange offer, (iv) the Company has failed to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Company Board Recommendation in the Schedule TO or related documents, or (v) the Company or the Company Board (or any committee thereof) has publicly proposed to do any of the foregoing; or

•

if (i) there shall be an uncured inaccuracy in any representation or warranty of the Company contained in Merger Agreement or a breach of any covenant of the Company contained in the Merger Agreement, in any case, such that certain of the Offer Conditions are not, or are not reasonably likely to be, satisfied, (ii) Parent has delivered to the Company written notice of such uncured inaccuracy or breach, and (iii) such uncured inaccuracy or breach is not reasonably capable of cure, or at least 45 days have elapsed since the date of delivery of such written notice to the Company and such uncured inaccuracy or breach has not been cured, provided that Parent will not be permitted to terminate the Merger Agreement pursuant to this provision if any material covenant of Parent or the Purchaser contained in the Merger Agreement has been breached in any material respect, and such breach has not been cured in all material respects or there is an uncured inaccuracy in any representation or warranty of Parent or the Purchaser contained in the Merger Agreement.

The Company may terminate the Merger Agreement at any time prior to the Acceptance Time:

•	if the Company Board determines to accept a Superior Proposal in accordance with its rights to do so under the Merger Agreement; or

•

if (i) there shall be an uncured inaccuracy in any representation or warranty of Parent or the Purchaser contained in Merger Agreement or a breach of any covenant of Parent or the Purchaser contained in the Merger Agreement, in any case, such that certain of the Offer Conditions are not, or are not reasonably likely to be, satisfied, (ii) the Company has delivered to Parent written notice of such uncured inaccuracy or breach, and (iii) such uncured inaccuracy or breach is not reasonably capable of cure, or at least 45 days have elapsed since the date of delivery of such written notice to Parent and such uncured inaccuracy or breach has not been cured, provided that the Company will not be permitted to terminate the Merger Agreement pursuant to this provision if any material covenant of the Company contained in the Merger Agreement has been breached in any material respect, and such breach has not been cured in all material respects or there is an uncured inaccuracy in any representation or warranty of the Company contained in the Merger Agreement.

Breakup Fee and Expenses. The Company will be required to pay a Breakup Fee of $18,000,000 (the “Breakup Fee”) to Parent in connection with the termination of the Merger Agreement under the following circumstances:

•	the Merger Agreement is terminated by Parent for any of the reasons set forth in the fourth bullet point listed beneath “Termination”;

•	the Merger Agreement is terminated by the Company in order to accept a Superior Proposal in accordance with its rights to do so under the Merger Agreement; or

•

(i) the Merger Agreement is terminated by either Parent or the Company for any of the reasons set forth in the first bullet point listed beneath “Termination,” (ii) prior to the date of such termination an Acquisition Proposal has been publicly disclosed and (iii) any Acquisition Proposal is consummated, or any agreement providing for an Acquisition Proposal is entered into by the Company, CPS or any subsidiary of the Company, within six months of the termination of the Merger Agreement, provided that references to “15%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%” for purposes of this provision.

In the event that the Merger Agreement is terminated by Parent for any of the reasons set forth in clauses (i) or (iii) of the fourth bullet point listed beneath “Termination” (provided that, in the case of any termination pursuant to clause (i), an Acquisition Proposal has not been publicly announced and not withdrawn prior to such termination) and the Company does not, at such time, have cash on hand or availability under committed credit facilities sufficient to pay the Breakup Fee in full, then the Company may, at its option, pay to Parent (A) within two (2) business days after such termination, a portion of the Breakup Fee equal to at least $12,000,000 in cash, and (B) within 45 days after such termination, an amount equal to the remaining amount of the Breakup Fee (the “Deferred Payment”) plus interest on the Deferred Payment accruing at a rate of 15% per annum, compounded monthly, during such 45 day period. If the Company fails to repay in full the Deferred Payment, together with any accrued and unpaid interest thereon, within such 45 day period, interest will accrue on the unpaid amount at a rate of 20% per annum, compounded monthly, thereafter until paid in full. Notwithstanding the foregoing, upon the earlier of (i) the consummation of a Qualified Financing Transaction (as defined below), (ii) the consummation of a transaction effecting an Acquisition Proposal, (iii) recommendation of an Alternative Proposal by the Company Board or (iv) the Company’s entry into an agreement providing for an Alternative Proposal, the Deferred Payment, together with all accrued and unpaid interest at such time, will immediately become due and payable by the Company to Parent. “Qualified Financing Transaction” means (x) the entry by the Company or any of its subsidiaries into an agreement for the incurrence of indebtedness by the Company or any of its subsidiaries, (y) the sale of debt or equity securities, or securities convertible into or exercisable or exchangeable therefor, of the Company or any of its subsidiaries or (z) the sale or licensing outside the ordinary course of business of assets of the Company or any of its subsidiaries, in each of case (x), (y) or (z), in an amount equal to or greater than $3,000,000.

Amendments; Waiver. The Merger Agreement may be amended by the Company, Parent and the Purchaser, whether before or after its adoption by the stockholders of the Company (by action taken by or on behalf of the Company Board in the case of the Company) at any time prior to the effective time of the Merger, provided that, after adoption of the Merger Agreement by the Company’s stockholders, no amendment may be made which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. At any time prior to the effective time of the Merger, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any uncured inaccuracies in the representations and warranties of the other contained in the Merger Agreement or in any document delivered pursuant thereto and (iii) waive compliance by the other with any of the agreements or conditions contained in the Merger Agreement, provided that after any approval of the Merger Agreement by the Company’s stockholders, there may not be any extension or waiver of the Merger Agreement which decreases any Merger Consideration or which adversely affects the rights of the Company’s stockholders thereunder without the approval of such stockholders.

Specific Performance. The Merger Agreement provides that the parties will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction (in addition to any other remedy to which they are entitled at law or in equity).

The Tender and Support Agreements.

Concurrently with the execution of the Merger Agreement, each of Safeguard Delaware, Inc. (“Safeguard”) and Oak Investment Partners XII, Limited Partnership (“Oak” and together with Safeguard, the “Supporting Stockholders”), each in its capacity as a stockholder of the Company, entered into a Tender and Support Agreement (the “Tender and Support Agreements”) with the Purchaser and Parent. As of November 2, 2010, Safeguard and Oak were the record and beneficial owners of Shares representing approximately 28% and 19%, respectively, of the outstanding Common Shares on a fully diluted basis. Under the Tender and Support Agreements, the Supporting Stockholders have agreed to, among other things, (i) tender all of the Subject Shares (as defined below) into the Offer, (ii) vote the Subject Shares in favor of the adoption of the Merger Agreement, the approval of the Merger and the other Transactions (and the approval of any other matter that is required to be approved by the stockholders of the Company in order to effect the Transactions) and against (A) any agreement or arrangement constituting or related to any Acquisition Proposal, (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its subsidiaries and (C) any other action, proposal or agreement that would reasonably be expected to interfere with or delay the consummation of the Transactions or result in any of the Offer Conditions not being fulfilled or satisfied, (iii) certain restrictions on the transfer of the Subject Shares and on the Supporting Stockholders’ ability to enter into any other arrangements inconsistent with the Tender and Support Agreements and (iv) not to, directly or indirectly, initiate, solicit or knowingly encourage any Acquisition Proposal or assist any third party in preparing or soliciting an offer relating in any way to an Acquisition Proposal, subject to certain exceptions. The “Subject Shares” means all Shares directly owned by the applicable Supporting Stockholder that are outstanding as of October 22, 2010 or are thereafter acquired by the Supporting Stockholder by purchase, conversion or exercise of any security convertible into or exercisable for Shares, stock dividend, distribution, stock split, split-up, combination, merger, consolidation, reorganization, recapitalization, combination or similar transaction.

Each Supporting Stockholders has also agreed to pay Parent 25% of the excess of (i) any proceeds per Share that such Supporting Stockholder receives from the sale of Shares in connection with an Acquisition Proposal (including a Superior Proposal) over (ii) the Merger Consideration for such Shares, if an agreement for such Acquisition Proposal (including a Superior Proposal) is entered into or completed, within six months of the termination of the Merger Agreement under circumstances which result in the Company being obligated to pay a Breakup Fee.

The Tender and Support Agreements will terminate upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the effective time of the Merger or (iii) any reduction of the Common Offer Price or the Preferred Offer Price or the Merger Consideration, provided that the provisions dealing with the sharing of proceeds described above and certain other miscellaneous provisions will survive any termination of the Tender and Support Agreements.

Confidentiality Agreement.

Parent and the Company entered into a confidentiality agreement, dated June 6, 2010 (the “Confidentiality Agreement”), during the course of discussions between such parties regarding a potential acquisition of the Company. Under the Confidentiality Agreement, each party agreed, subject to certain exceptions, to keep non-public information concerning the other party confidential.

Exclusivity Agreement.

Parent and the Company entered into an exclusivity agreement, dated September 30, 2010 (the “Exclusivity Agreement”), during the course of discussions between such parties regarding a potential acquisition of the Company. Under the Exclusivity Agreement, the Company agreed not to (i) initiate, solicit or knowingly encourage any inquiries, proposals or offers from third parties relating to the acquisition of the Company, any of its subsidiaries or CPS; (ii) enter into any agreement to issue or sell any of its capital stock; or (iii) have any communication with third parties relating to the acquisition of a material portion of the stock or assets of the Company, subject to limited exceptions. The Exclusivity Agreement expired on October 18, 2010 at 8:00 a.m. Eastern Time.

12. Purpose of the Offer; Plans for the Company.

Purpose of the Offer. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise. If the Offer is successful, the Purchaser intends to complete the Merger as soon as practicable after the acquisition of Shares in the Offer.

If the Merger is completed, Parent will own 100% of the equity interests in the Company, and will be entitled to all of the benefits resulting from that interest. These benefits include complete control of the Company and entitlement to any increase in its value. Similarly, Parent would also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

Company stockholders who sell their Shares in the Offer will cease to have any equity interest in the Company and to participate in any future growth in the Company. If the Merger is completed, the current stockholders of the Company will no longer have an equity interest in the Company and instead will have only the right to receive the Merger Consideration according to the Merger Agreement or, to the extent stockholders are entitled to and properly exercise appraisal rights under the DGCL, the amounts to which such stockholders may be entitled under the DGCL. Similarly, the current stockholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the Merger.

Stockholder Approval. Under the DGCL, the approval of the board of directors of the Purchaser and the Company and the vote of the holders of a majority of the voting power of the outstanding Common Shares and Preferred Shares, voting together as a single class on an as-converted basis is required to adopt and approve the Merger Agreement and the Merger, unless the “short-form” merger procedure described below is available. The board of directors of the Purchaser has approved the Merger Agreement and the Merger. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the completion by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Common Shares and Preferred Shares, voting together as a single class on an as-converted basis, if required in accordance with the DGCL. The Company has further represented that the approval described in the preceding sentence is the only stockholder vote required to adopt the Merger Agreement and complete the Merger. After the Purchaser accepts for payment Shares validly tendered in the Offer, the Company has agreed, if necessary, to (i) duly set a record date for an action by written consent of the stockholders of the Company for the purpose of adopting the Merger Agreement, (ii) as promptly as practicable after the execution and delivery of such consent, file an information statement with the SEC and cause such information statement to be printed and mailed to the stockholders of the Company and (iii) as promptly as practicable after the Company is legally permitted to do so under applicable law, consummate the actions approved in such consent. Parent has agreed to vote, or cause to be voted, all of the Shares then owned of record by Parent or the Purchaser in favor of the adoption of the Merger Agreement.

Short-Form Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the parent corporation may merge the subsidiary corporation into itself or into another such subsidiary or merge itself into the subsidiary corporation, in each case, without the approval of the board of directors or the stockholders of the subsidiary corporation (a “Short-Form Merger”). In the event that Parent and the Purchaser acquire in the aggregate at least 90% of the Common Shares and at least 90% of the Preferred Shares in the Offer or otherwise (including as a result of the exercise of the Top-Up Option), then the Purchaser will cause the Short-Form Merger to be effected without a meeting of the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. If the Purchaser does not acquire sufficient Shares in the Offer to complete a Short-Form Merger, the Purchaser expects to exercise the Top-Up Option, subject to the limitations set forth in the Merger Agreement, to purchase additional Shares required to complete a Short-Form Merger. The Purchaser could also seek to purchase additional Shares in the open market or otherwise to permit the Purchaser to complete a Short-Form Merger. The Merger Agreement provides that Parent, the Purchaser and the Company will take all necessary and appropriate action to effect a Short-Form Merger in accordance with Section 253 of the DGCL.

Plans for the Company. Except as disclosed in this Offer to Purchase, neither Parent nor the Purchaser has any present plan or proposal that would result in the acquisition by any person of additional securities of the Company, the disposition of securities of the Company, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or its subsidiaries, or the sale or transfer of a material amount of assets of the Company or its subsidiaries. After completion of the Offer and the Merger, Parent will continue to work with the Company’s management to evaluate and review the Company and its businesses, assets, corporate structure, operations, properties and strategic alternatives, and to integrate the Company into Parent’s and its subsidiaries businesses. As a result of this review and integration, it is possible that Parent could implement changes to the Company’s or its subsidiaries’ business or capitalization that could involve consolidating and streamlining certain operations and reorganizing or disposing of other businesses and operations. In addition, in connection with integrating the Company’s and Parent’s corporate structure, Parent may determine to reorganize, merge or consolidate the Company with one or more subsidiaries of Parent. Parent reserves the right to change its plans and intentions at any time, as it deems appropriate.

If the Purchaser does not acquire sufficient Shares in the Offer to complete a Short-Form Merger in accordance with the DGCL, Parent and the Purchaser expect to acquire additional Shares by exercising the Top-Up Option, subject to the limitations set forth in the Merger Agreement.

In addition, subject to applicable laws, upon payment by the Purchaser for Shares pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Condition, Parent will be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Common Shares beneficially owned by Parent, the Purchaser or any of their respective affiliates bears to the total number of Common Shares then outstanding (including, in each case, any outstanding securities of the Company that are convertible or exchangeable into or exercisable for Common Shares on an as-converted basis). The directors so designated by Parent will be chosen from a list of five persons, previously provided to the Company, as disclosed in the Information Statement that accompanies and is incorporated by reference into the Schedule 14D-9. In the event that Parent’s designees are elected or appointed to the Company Board pursuant to the Merger Agreement then, until the effective time of the Merger, the Company must cause the Company Board to maintain at least three Continuing Directors. The Merger Agreement further provides that, following the time that Parent’s designees are elected or appointed to the Company Board and prior to the effective time of the Merger, in addition to any approvals of the Company Board or the stockholders of the Company as may be required by the Company’s organizational documents or applicable law, the affirmative vote of a majority of the Continuing Directors shall be required (i) for the Company to terminate or amend the Merger Agreement, (ii) for the Company to exercise, waive or extend the timeframe for any of the Company’s rights, benefits or remedies under the Merger Agreement, (iii) except as otherwise contemplated by the Merger Agreement, to amend the Company’s certificate of incorporation or bylaws, (iv) to take any other action of the Company Board under or in connection with the Merger Agreement, or (v) authorize any contract between the Company or any of its subsidiaries, on one hand, and Parent, the Purchaser or any of their respective affiliates on the other hand. The directors of the Purchaser as of the effective time of the Merger will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Appraisal Rights. Holders of Shares do not have appraisal rights in connection with the Offer. However, if the Merger (including the Short-Form Merger) is consummated, a stockholder of the Company who has not tendered his or her Common Shares or Preferred Shares in the Offer will have certain rights under the provisions of Section 262 of the DGCL, including the right to demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the Merger is consummated, a further notice of appraisal rights with additional information and instructions will then be sent to holders of Shares entitled to exercise appraisal rights. If the Merger is consummated, Company stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the Common Merger Consideration or the Preferred Merger Consideration, as applicable, to be paid in the Merger.

Under the Merger Agreement, the Company, Parent and the Purchaser have acknowledged and agreed that, in any appraisal proceeding described herein, the Surviving Corporation shall not assert that the Top-Up Option, the Top-Up Shares or any cash or promissory note delivered to the Company as payment for any Top-Up Shares should be considered in connection with the determination of the fair value of the dissenting shares in such appraisal proceeding.

The foregoing is a summary of the material rights of stockholders seeking appraisal rights under the DGCL and does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available under the DGCL. This summary is qualified in its entirety by reference to Section 262 of the DGCL. The perfection of appraisal rights requires strict adherence to the applicable provisions of the DGCL, and stockholders are encouraged to refer to the full text of Section 262 of the DGCL accordingly. If a stockholder withdraws or loses his, her or its right to appraisal, such holder will only be entitled to receive the price per Share to be paid in the Merger, in cash without interest.

Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the completion of the Offer and, in the Merger, stockholders will receive the same price per Share as that paid in the Offer.

13. Certain Effects of the Offer.

Market for the Shares. There currently is no established trading market for the Preferred Shares. The purchase of Common Shares pursuant to the Offer will reduce the number of holders of Common Shares and the number of Common Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Common Shares held by stockholders other than the Purchaser and Parent. The Purchaser cannot predict whether the reduction in the number of Common Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Common Shares or whether such reduction would cause future market prices to be greater or less than the Common Offer Price.

Stock Listing. The Common Shares are listed on the NASDAQ Capital Market. Depending upon the number of Common Shares purchased pursuant to the Offer, the Common Shares may no longer meet the requirements of NASDAQ for continued listing on the NASDAQ Capital Market. The rules of NASDAQ establish certain criteria that, if not met, could lead to the discontinuance of listing of the Common Shares from the NASDAQ Capital Market. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Common Shares pursuant to the Offer or otherwise, the Common Shares no longer meet the requirements of the NASDAQ Capital Market for continued listing and the listing of the Common Shares is discontinued, the market for the Common Shares would be adversely affected.

Following the completion of the Offer, it is possible that the Common Shares would be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Common Shares would, however, depend upon the number of holders of Common Shares and the aggregate market value of the Common Shares remaining at such time, the interest in maintaining a market in the Common Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

Margin Regulations. The Common Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of the Common Shares. Depending upon factors similar to those described above regarding the market for the Common Shares and stock listings, it is possible that, following the Offer, the Common Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Common Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Common Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired. If registration of the Common Shares under the Exchange Act were terminated, the Common Shares would no longer be “margin securities” or be eligible for listing on the NASDAQ Capital Market. After completion of the Offer, the Purchaser and Parent currently intend to cause the Company to terminate the registration of the Common Shares under the Exchange Act as soon as the requirements for termination of registration are met.

14. Dividends and Distributions.

The Merger Agreement provides that from and after October 22, 2010 until the effective time of the Merger, except (i) as permitted or required by the Merger Agreement, (ii) as disclosed in the Company’s disclosure schedules to the Merger Agreement, (iii) as required by applicable law or (iv) if Parent provides its prior consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of its subsidiaries or CPS to, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly owned Company subsidiary to the Company or another wholly owned Company subsidiary) or enter into any agreement with respect to the voting or registration of its capital stock.

15. Certain Conditions of the Offer.

The Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c)) promulgated under the Exchange Act, pay for any validly tendered Shares and may delay the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any validly tendered Shares, if:

(a) the Minimum Condition shall not have been satisfied at the Expiration Time;

(b) any waiting period or approval under the HSR Act or any similar merger notification laws of any non-U.S. governmental entity applicable to the Transactions that is required to expire, terminate or be obtained prior to the Acceptance Time and any agreement with any governmental entity not to consummate the Offer has not expired, terminated or been obtained at or prior to the Expiration Time; or

(c) any of the following conditions exist or has occurred and is continuing at the Expiration Time:

(i) there shall be pending any suit, action or proceeding by any governmental entity of competent jurisdiction against Parent, the Purchaser, the Company, CPS or any subsidiary of the Company that does or would reasonably be expected to (A) prohibit the acquisition by Parent or the Purchaser of any Shares pursuant to the Offer or restrain or prohibit the making or consummation of the Offer or the Merger, (B) prohibit or impose material limitations on the ability of Parent or the Purchaser, or otherwise to render Parent or the Purchaser unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer or the Merger, or require divestiture of any or all of the Shares to be purchased pursuant to the Offer or in the Merger, or (C) prohibit or impose material limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares to be purchased pursuant to the Offer or otherwise in the Merger, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company;

(ii) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or which is applicable to the Offer, the Merger or any other Transaction, or any other action shall be taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that (x) results in any of the consequences referred to in clauses (A) through (C) of paragraph (i) above, or (y) has the effect of making the Offer, the Merger or any other Transaction illegal or prohibits or otherwise prevents the consummation of the Offer, the Merger or any other Transaction;

(iii)(A) any representation or warranty of the Company contained in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Capitalization) or Section 3.26 (Required Vote) of the Merger Agreement shall fail to be true and correct in all material respects as of the date of the Merger Agreement or as of the Expiration Time with the same force and effect as if made on and as of such date (except for representations and warranties that relate to a specific date or time which need only be true and correct in all material respects as of such date or time), and (B) any representation or warranty of the Company contained in the Merger Agreement (other than those referenced in the preceding clause (A), without giving effect to any references to any Company Material Adverse Effect (as defined below) or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall fail to be true and correct in any respect as of the date of the Merger Agreement or as of the Expiration Time with the same force and effect as if made on and as of such date (except for representations and warranties that relate to a specific date or time which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect;

(iv) the Company shall have breached or failed, in any material respect, to perform or to comply with any material agreement or covenant to be performed or complied with by it under the Merger Agreement and such breach or failure shall not have been cured;

(v) since the date of the Merger Agreement, a Company Material Adverse Effect shall have occurred and be continuing;

(vi) the Purchaser shall have failed to receive a certificate of the Company, executed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the date on which the Expiration Time occurs, to the effect that the conditions set forth in paragraphs (iii), (iv) and (v) above have not occurred;

(vii) (A) any Preferred Shares are then outstanding and (B) a majority of the Preferred Shares then outstanding, if any, shall not have been validly tendered in the Offer and not validly withdrawn prior to the Expiration Time;

(viii) the Company shall have ongoing obligations to issue Common Shares pursuant to the Agreement and Plan of Merger and Reorganization among the Company, Clarient Acquisition Corporation, Applied Genomics, Inc. and the other parties thereto dated as of December 21, 2009; or

(ix) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions (i) may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion and (ii) are in addition to, and not a limitation of, the rights of Parent and the Purchaser to extend and/or modify the Offer as described in this Offer to Purchase. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Neither Parent nor the Purchaser may abandon or terminate the Offer for any reason other than the failure of one or more of the conditions described in this Offer to Purchase. Any such termination, as well as any waiver by Parent or the Purchaser of a material condition to the Offer, will be disclosed to holders of Shares promptly through a public announcement in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act.

As used in the Merger Agreement and herein, “Company Material Adverse Effect” means any change, event, development, condition, occurrence, state of facts or effect that (i) is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company, CPS and the subsidiaries of the Company, taken as a whole or (ii) that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Offer or the Merger or performance by the Company of any of its material obligations under the Merger Agreement; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which the Company, CPS and the subsidiaries of the Company conduct business, to the extent the Company, CPS and the subsidiaries of the Company are not materially and disproportionately affected thereby; (b) changes in the industries in which the Company, CPS and the subsidiaries of the Company operate, to the extent such changes do not materially adversely affect the Company, CPS and the subsidiaries of the Company in a disproportionate manner relative to other participants in such industries; (c) any change attributable to the negotiation, execution, announcement, pendency or pursuit of the transactions contemplated hereby, including (i) any litigation resulting therefrom and (ii) any disruption in supplier, distributor, customer, partner or similar relationships; (d) any change arising from or relating to the Company’s compliance with the terms of the Merger Agreement (other than the Company’s compliance with operating covenants set forth in Section 5.1 of the Merger Agreement), or action taken, or failure to act, to which Parent has consented in writing; (e) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of the Merger Agreement, to the extent the Company, CPS and the subsidiaries of the Company are not materially and disproportionately affected thereby; (f) changes in laws after the date hereof; (g) changes in GAAP after the date hereof; (h) any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of the Merger Agreement (provided that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(i) of this definition); or (i) a decline in the price of the Common Shares on the NASDAQ or any other market in which such securities are quoted for purchase and sale (provided that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(i) above).

Notwithstanding the foregoing, a “Company Material Adverse Effect” shall be deemed to have occurred if any change, event, development, condition, occurrence, state of facts or effect arising from or relating to the failure of the Company, any subsidiary of the Company or CPS to comply with law has resulted in or would reasonably be expected to result in (i) criminal liability or (ii) civil liability of $25 million or more in the aggregate, in each case to the Company, any subsidiary of the Company, CPS, Parent or any of Parent’s affiliates. The Company, Parent and the Purchaser have, however, agreed that the immediately preceding sentence (and the materiality standards set forth therein) are not germane to the determination of whether any change, event, development, condition, occurrence, state of facts or effect not covered by the preceding sentence is a Company Material Adverse Effect.

16. Certain Legal Matters; Regulatory Approvals.

General. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by the Purchaser’s acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or Parent as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business, any of which under certain conditions specified in the Merger Agreement and in Section 15 — “Certain Conditions of the Offer” could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. See Section 15 — “Certain Conditions of the Offer.”

State Takeover Statutes. A number of states (including Delaware, where the Company is incorporated) have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. To the extent that these state takeover statutes purport to apply to the Offer or the Merger, Parent and the Purchaser believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside of Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

Neither Parent nor the Purchaser have attempted to comply with any state takeover statutes in connection with the Offer or the Merger, other than the business combination provisions described below. Parent and the Purchaser reserve the right to challenge the validity or applicability of any state law or regulation allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that Parent or the Purchaser take in connection with the Offer is intended as a waiver of such right. In the event that it is asserted that one or more takeover or business combination statutes applies to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, Parent or the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and if such governmental authority has sought or obtained an injunction seeking to prevent the purchase of Shares in the Offer, the Purchaser may be unable to accept for payment or pay for Shares tendered in the Offer or may otherwise be delayed in completing the Offer. In that case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered.

Section 203 of the DGCL prevents certain “business combinations” with an “interested stockholder” (generally, any person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. The Company Board has taken all action necessary to exempt the Offer, the Merger, the Merger Agreement, the Tender and Support Agreements and the transactions contemplated thereby from the provisions of Section 203 of the DGCL, and such action is effective as of the date of the Merger Agreement.

United States Antitrust Compliance. Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission, certain acquisition transactions may not be completed until certain information and documentary material has been furnished for review by the FTC and the Department of Justice (“DOJ”) and certain waiting period requirements have been satisfied. These requirements apply to the Purchaser’s acquisition of the Shares in the Offer and the Merger.

Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the DOJ, unless the waiting period is earlier terminated by the FTC and the DOJ. Parent filed a Premerger Notification and Report Form under the HSR Act with the FTC and the DOJ in connection with the purchase of Shares in the Offer and the Merger on November 4, 2010, meaning that the required waiting period with respect to the Offer and the Merger would expire at 11:59 p.m., New York City time, on November 19, 2010, unless earlier terminated by the FTC and the DOJ, or Parent receives a request for additional information or documentary material before that time. If within the 15-calendar-day waiting period either the FTC or the DOJ requests additional information or documentary material from Parent, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10 calendar days following the date of Parent’s substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information or documentary material is authorized by the HSR Act rules. After that time, the waiting period may be extended only by court order. The FTC or the DOJ may terminate the additional 10-calendar-day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

The FTC and the DOJ may scrutinize the legality under the antitrust laws of proposed transactions such as the Purchaser’s acquisition of Shares in the Offer and the Merger. At any time before or after the purchase of Shares by the Purchaser, the FTC or the DOJ could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances. Approval, or expiration of the applicable waiting periods, under the HSR Act is a condition to the Purchaser’s obligation to purchase and pay for any Shares tendered pursuant to the Offer. See Section 15 — “Certain Conditions of the Offer.” The Merger Agreement requires each of the Company, Parent and the Purchaser to use its reasonable best efforts to obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent, CPS or the Company or any of their respective subsidiaries, or to avoid any action or proceeding by any governmental entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the Transactions, including without limitation the Offer and the Merger. However, Parent is not required to take certain actions related to the divesture of assets or the limitation of the business operations of Parent or its subsidiaries or the Company or its subsidiaries. See Section 11 — “The Transaction Agreements.”

Foreign Laws. Parent and the Company do not believe that any antitrust filing or approval outside of the United States is necessary in connection with the completion of the Offer or the Merger. If any foreign competition laws are applicable or any foreign governmental entity takes an action before the completion of the Offer, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 15  — “Certain Conditions of the Offer.”

17. Legal Proceedings.

Following announcement of the Merger Agreement on October 22, 2010, several lawsuits were filed by plaintiffs who allegedly hold Common Shares, suing on behalf of themselves and on behalf of an alleged class of the Company’s public stockholders. Seven suits have been filed in the Superior Court of California, County of Orange: on October 25, 2010 a suit was filed by plaintiff Herbert Silverberg (“California Silverberg Complaint”) naming the Company, each member of the Company Board, Safeguard, Oak and Purchaser; on October 26, 2010 a suit was filed by plaintiff Southwest Ohio Regional Council of Carpenters Pension Plan (“Southwest Ohio Complaint”) naming the Company, each member of the Company Board, the Purchaser, Parent and 25 unidentified “Does”; on October 28, 2010 three suits were filed: by plaintiff Dolph Haege naming the Company, each member of the Company Board, Purchaser and Parent, by plaintiff Michael Sassone (“Sassone Complaint”) naming the same defendants as the Southwest Ohio Complaint and by Frank Sigl (“Sigl Complaint”) also naming the same defendants as the Southwest Ohio Complaint; and on October 29, 2010 two suits were filed: by plaintiff Benjamin Greenblatt (“Greenblatt Complaint”) naming the Company and each member of the Company Board, and by plaintiff Babak Sohrabian (“Sohrabian Complaint”) naming the same defendants as the Greenblatt Complaint. In addition, two suits were filed in the Delaware Court of Chancery: on October 27, 2010 a suit was filed by plaintiff Bette Kurzweil naming the Company, each member of the Company Board, Parent, GE Healthcare, and the Purchaser; and on November 2, 2010, a suit was filed by Herbert Silverberg (“Delaware Silverberg Complaint”), which is substantially similar to the California Silverberg Complaint and names the same defendants as the California Silverberg Complaint.

Plaintiffs in each case allege that members of the Company Board breached their fiduciary duties to the Company’s stockholders, and that the Merger Agreement involves an unfair price, an inadequate sales process, unreasonable deal protection devices and that defendants agreed to the Merger to benefit themselves personally. Several of the complaints also allege that Safeguard and Oak together control the Company and breached fiduciary duties allegedly owed by controlling shareholders to the Company’s stockholders, and that Safeguard and Oak have conflicts of interests with respect to the sale of the Company. In addition, in each case, the plaintiffs allege that the Company aided and abetted the alleged breach of fiduciary duty by the other defendants. General Electric, GE Healthcare, and/or Purchaser are named as defendants and alleged to have aided and abetted the alleged breach of fiduciary duty by the other defendants in each case with the exception of the Greenblatt Complaint and the Sohrabian Complaint.

The complaints seek to enjoin the transaction or in the alternative award the respective plaintiffs and alleged class damages plus pre- and post-judgment interest, as well as other unspecified attorney’s and other fees and costs, and other relief. The Southwest Ohio Complaint, Sassone Complaint, and Sigl Complaint also seek to impose a constructive trust in favor of plaintiff and the alleged class upon any benefits improperly received by defendants.

18. Fees and Expenses.

J.P. Morgan Securities LLC (“JPM Securities”) is acting as Dealer Manager in connection with the Offer, for which services JPM Securities will receive customary compensation. Parent and the Purchaser have agreed to reimburse JPM Securities for reasonable costs and expenses incurred in connection with JPM Securities’ engagement, and to indemnify JPM Securities and certain related parties against specified liabilities. In the ordinary course of JPM Securities’ businesses, JPM Securities and its affiliates may actively trade or hold securities or loans of Parent and the Company for its own account or for the accounts of customers and, accordingly, JPM Securities or its affiliates may at any time hold long or short positions in these securities or loans. JPM Securities is also acting as financial advisor to Parent in connection with the Offer, the Merger and the other Transactions, for which services JPM Securities will receive customary compensation.

Parent and the Purchaser have retained Morrow & Co., LLC to act as the Information Agent and BNY Mellon Shareowner Services to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable expenses and will be indemnified against certain liabilities and expenses in connection therewith.

Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary, the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Banks, brokers, dealers and other nominees will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

19. Miscellaneous.

The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Parent or the Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of the Purchaser, the Depositary, the Information Agent or the Dealer Manager for the purpose of the Offer.

Parent and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7 — “Certain Information Concerning the Company” above.

Crane Merger Sub, Inc.

November 5, 2010

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS

OF THE PURCHASER AND PARENT

The name, current principal occupation or employment and material occupations, positions, offices or employment during at least the past five years of each director and executive officer of the Purchaser and Parent are set forth below. The business address and telephone number of each director and executive officer of the Purchaser is 9900 W Innovation Drive, Wauwatosa, Wisconsin 53226 and (262) 544-3011, respectively. The business address and telephone number of each director and executive officer of Parent is 3135 Easton Turnpike, Fairfield, Connecticut 06828-0001 and (203) 373-2211, respectively. All of the individuals listed below are citizens of the United States of America other than Sir William M. Castell and John F. Lynch, who are citizens of the United Kingdom, and W. Geoffrey Beattie and Andrea Jung, who are citizens of Canada.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
W. Geoffrey Beattie

President and Chief Executive Officer, The Woodbridge Company Limited, Toronto, Canada. Director of Parent since 2009.

Mr. Beattie, 50, has been president and chief executive officer since 1998 of The Woodbridge Company Limited, a privately held investment holding company for the Thomson family of Canada and the majority shareholder of Thomson Reuters, where Mr. Beattie is the deputy chairman and Director. Mr. Beattie also serves as a member of the board of directors of Maple Leaf Foods Inc. and Royal Bank of Canada.

James I. Cash, Jr.

Emeritus James E. Robison Professor of Business Administration, Harvard Graduate School of Business, Boston, Massachusetts. Director of Parent since 1997.

Dr. Cash, 63, served as chairman of the Harvard Business School MBA program from 1992 to 1995, and served as chairman of HBS Publishing from 1998 until 2003. Dr. Cash retired from the Harvard Business School faculty in 2003. Dr. Cash is also a director of The Chubb Corporation and Wal-Mart Stores, Inc. Dr. Cash also served as a director at Microsoft, Inc., Scientific-Atlanta, Inc. and Phase Forward, Inc. during the last five years.

Sir William M. Castell

Former Vice Chairman, General Electric Company, Fairfield, Connecticut. Director of Parent since 2004.

Sir William, 63, became the chairman of GE Healthcare in July 2005 and retired in April 2006. Sir William is also a non-executive director of British Petroleum plc.

Ann M. Fudge

Former Chairman of the Board and Chief Executive Officer, Young & Rubicam Brands, New York, New York. Director of Parent since 1999.

Ms. Fudge, 59, served as the chairman and chief executive officer of Young & Rubicam from 2003 through 2006. Ms. Fudge is also a director of Novartis AG and Unilever PLC.

Susan Hockfield

President of the Massachusetts Institute of Technology, Cambridge, Massachusetts. Director of Parent since 2006.

Dr. Hockfield, 59, has been President of MIT since December 2004 and is a director of the World Economic Forum Foundation.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Jeffrey R. Immelt

Chairman of the Board and Chief Executive Officer of Parent, Fairfield, Connecticut. Director of Parent since 2000.

Mr. Immelt, 54, has been chairman and chief executive officer of Parent since 2001. He is a director of the Federal Reserve Bank of New York and a member of President Obama’s Economic Recovery Advisory Board.

Andrea Jung

Chairman of the Board and Chief Executive Officer, Avon Products, Inc., New York, New York. Director of Parent since 1998.

Ms. Jung, 52, has been chief executive officer of Avon Products, Inc. since 1999 and was elected chairman of the board in 2001. Ms. Jung is also a director of Apple Inc.

Alan G. (A.G.) Lafley

Former Chairman of the Board and former Chief Executive Officer, Procter & Gamble Company, Cincinnati, Ohio. Director of Parent since 2002.

Mr. Lafley, 63, served as chief executive officer of Procter and Gamble Company from 2000 to 2009 and was chairman of the board from 2002 to 2010. He currently serves as a special partner at Clayton, Dubilier & Rice. Mr. Lafley also served as a director of Dell Inc. during the last five years.

Robert W. Lane

Chairman of the Board and former Chief Executive Officer, Deere & Company, Moline, Illinois. Director of Parent since 2005.

Mr. Lane, 61, served as chief executive officer of Deere & Company from 2000 to 2009, and currently is chairman of the board, having been elected to that position in August 2000. Mr. Lane is a director of Verizon Communications Inc. and Northern Trust Corporation and a member of the Supervisory Board of BMW AG.

Ralph S. Larsen

Former Chairman of the Board and Chief Executive Officer, Johnson & Johnson, New Brunswick, New Jersey. Director of Parent since 2002.

Mr. Larsen, 72, served as chairman of the board and chief executive officer of Johnson & Johnson from 1989 to 2002. Mr. Larsen also served as a director at Xerox Corporation during the last five years.

Rochelle B. Lazarus

Chairman of the Board and former Chief Executive Officer, Ogilvy & Mather Worldwide, New York, New York. Director of Parent since 2000.

Ms. Lazarus, 63, served as chief executive officer of Ogilvy & Mather Worldwide from 1996 to 2008, and has served as its chairman since 1997. Ms. Lazarus also serves as a director of Merck & Co., Inc.

James J. Mulva

Chairman of the Board and Chief Executive Officer, ConocoPhillips, Houston, Texas. Director of Parent since 2008.

Mr. Mulva, 64, has been president and chief executive officer of ConocoPhillips since 2002 and also became chairman in 2004.

Sam Nunn

Co-Chairman and Chief Executive Officer, Nuclear Threat Initiative, Washington, D.C. Director of Parent since 1997.

Mr. Nunn, 72, has served as the co-chairman and CEO of the Nuclear Threat Initiative since 2001 and the chairman of the board of the Center for Strategic and International Studies since 1999. Mr. Nunn is a distinguished professor at the Sam Nunn School of International Affairs at Georgia Tech. He is also a director of Chevron Corporation, The Coca-Cola Company and Dell Inc. Mr. Nunn also served as a director at Scientific-Atlanta, Inc. and Internet Security Systems, Inc. during the last five years.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Roger S. Penske

Chairman of the Board, Penske Corporation and Penske Truck Leasing Corporation, Chairman of the Board and Chief Executive Officer, Penske Automotive Group, Inc., Detroit, Michigan. Director of Parent since 1994.

Mr. Penske, 73, became chairman of the board of Penske Truck Leasing Corporation in 1982 and chairman of the board and chief executive officer of United Auto Group, Inc. (currently Penske Automotive Group, Inc.) in 1999. Mr. Penske is also a director of Universal Technical Institute, Inc. Mr. Penske also served as a director at Internet Brands, Inc. during the last five years.

Robert J. Swieringa

Professor of Accounting and former Anne and Elmer Lindseth Dean, S.C. Johnson Graduate School of Management, Cornell University, Ithaca, New York. Director of Parent since 2002.

Dr. Swieringa, 68, was the ninth dean of the Johnson Graduate School of Management serving from 1997 to 2007 and has been a professor of accounting at the Johnson Graduate School of Management since 1997.

James S. Tisch

President and Chief Executive Officer of Loews Corporation, New York, New York. Director of Parent since 2010.

Mr. Tisch, 57, joined Loews Corporation in 1977 and is currently its President and Chief Executive Officer. Mr. Tisch is also Chairman of the Board of Directors of Diamond Offshore Drilling, Inc. and a member of the Board of Directors of CNA Financial Corporation and of Loews Corporation. He is also a director on the board of the Federal Reserve Bank of New York.

Douglas A. Warner III

Former Chairman of the Board, J.P. Morgan Chase & Co., The Chase Manhattan Bank, and Morgan Guaranty Trust Company, New York, New York. Director of Parent since 1992.

Mr. Warner, 64, retired as chairman of the board of J.P. Morgan Chase & Co., The Chase Manhattan Bank and Morgan Guaranty Trust Company in 2001. Mr. Warner is also a director of Motorola, Inc. and also served as a director at Anheuser-Busch Companies, Inc. during the last five years.

Kathryn A. Cassidy	Senior Vice President and Treasurer of Parent. Ms. Cassidy, 56, is the Senior Vice President and Treasurer of Parent and GE Capital and has held this role since December 2001.

Pamela Daley	Senior Vice President, Corporate Business Development of Parent. Ms. Daley, 58, has been the Senior Vice President for Corporate Business Development of Parent since 2004.

Brackett B. Denniston III	Senior Vice President and General Counsel of Parent. Mr. Denniston, 63, has been Senior Vice President and General Counsel of Parent since 2004.

John Krenicki

President and Chief Executive Officer, GE Energy Infrastructure and Vice Chairman of Parent.

Mr. Krenicki, 48, is Vice Chairman of Parent and President and Chief Executive Officer of GE Energy. Prior to his current position, Mr. Krenicki served as President and Chief Executive Officer of Parent’s Energy business, a role he had held since July 2005.

John F. Lynch

Senior Vice President, Human Resources of Parent.

Mr. Lynch, 58, has served as Senior Vice President of Human Resources of Parent since 2007. Over the years, he has held various human resource positions with Parent and from 2004 to 2007 led human resources at global headquarters for GE Healthcare in London.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Jamie S. Miller

Vice President, Controller and Chief Accounting Officer of Parent.

Ms. Miller, 42, has served as Vice President-Comptroller and Chief Accounting Officer of Parent since April 2008. Prior to that, Ms. Miller was Senior Vice President, Chief Accounting Officer and Controller of WellPoint, Inc. and a partner with PricewaterhouseCoopers LLP.

Michael A. Neal	Chairman, GE Capital Services, Inc. and Vice Chairman of Parent. Mr. Neal, 57, has served as a Vice Chairman of Parent and Chairman and Chief Executive Officer of GE Capital since 2005.

John G. Rice

President and Chief Executive Officer, GE Technology Infrastructure and Vice Chairman of Parent.

Mr. Rice, 53, is Vice Chairman of Parent and President and Chief Executive Officer of GE Technology Infrastructure. Prior to his current position, he served from 2005-2006 as Vice Chairman of Parent and President and Chief Executive Officer of GE Industrial.

Keith S. Sherin	Vice Chairman and Chief Financial Officer of Parent. Mr. Sherin, 51, has been Senior Vice President and Chief Financial Officer of Parent since 1998. He was named Vice Chairman in 2007.

David A. Haugen	Director, Vice President and Treasurer of the Purchaser. Mr. Haugen, 40, has served as Finance Director, Business Development at GE Healthcare since December 2002.

Michael A. Jones	Director and President of the Purchaser. Mr. Jones, 45, has served as Executive Vice President, Business Development at GE Healthcare since April 2004.

William F. Lacey

Director and Vice President of the Purchaser.

Mr. Lacey, 41, has served as Chief Financial Officer at GE Healthcare, Medical Diagnostics since April 2007. Prior to that, Mr. Lacey served as Manager of Finance, Global Sales & Marketing at GE Energy beginning in May 2005.

Jeffrey S. Thomas

Director, Vice President and Secretary of the Purchaser.

Mr. Thomas, 36, has served as Director, Business Development at GE Healthcare since March 2008. Prior to that, Mr. Thomas held positions in investment banking and research and development at Banc of America Securities and Eli Lilly and Company, respectively.

Gary W. Watson	Director and Vice President of the Purchaser. Mr. Watson, 52, has served as General Manager Global Tax, Senior Tax Counsel at GE Healthcare since 2001.

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by mail:	If delivering by fax:	If delivering by hand or courier:
BNY Mellon Shareowner Services Corporate Actions Department	For Eligible Institutions only: (201) 680-4626	(Until 5:00 P.M. EST on the date on which the Expiration Time occurs)
P.O. Box 3301 South Hackensack, NJ 07606	For telephone confirmation only: (201) 680-4860	BNY Mellon Shareowner Services Corporate Actions Department 27th Floor 480 Washington Blvd Jersey City, NJ 07310

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be addressed to the Information Agent. Stockholders may also contact their broker, dealer, bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

470 West Avenue – 3rd Floor

Stamford, CT 06902

Banks and Brokers Call: (800) 662-5200

Call Toll Free: (800) 279-6413

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Call Toll Free: (877) 371-5947